Exhibit 99.3

INDEPENDENT AUDITOR’S REPORT

To the board of directors of

HYDRA DUTCH HOLDINGS 1 B.V.

We have audited the accompanying consolidated financial statements of Hydra Dutch Holdings 1 B.V. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of comprehensive loss, of changes in deficit and of cash flows for the two years then ended and for the period from October 1, 2013 through December 31, 2013 (collectively, the “Successor Financial Statements”).

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the Successor Financial Statements in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of Successor Financial Statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the Successor Financial Statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Successor Financial Statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Successor Financial Statements referred to above present fairly, in all material respects, the financial position of Hydra Dutch Holdings 1 B.V. and its subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended and for the period from October 1, 2013 through December 31, 2013 in accordance with IFRS as issued by the International Accounting Standards Board.

/s/ Kesselman & Kesselman
Tel-Aviv, Israel	Kesselman & Kesselman
June 20, 2016	Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited

INDEPENDENT AUDITOR’S REPORT

To the board of directors of

HYDRA DUTCH HOLDINGS 1 B.V.

We have audited the accompanying combined financial statements of the subsidiaries of the Company: Eden Springs Europe B.V. and the Israeli Subsidiaries (i.e.-Mey Eden Manufacturing (2007) Ltd.; Mey Eden Marketing (2000) Ltd.; Mey Eden Ltd.; Mey Eden Bar-First Class Service Ltd.; Pauza Coffee Services Ltd.; Espresso Cafe-Italia Ltd. and Dispensing Coffee Club (IAI-2003) Ltd.), which comprise the combined statements of comprehensive loss, of changes in deficit and of cash flows for the period from January 1, 2013 through September 30, 2013 (the “Predecessor Financial Statements”).

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the Predecessor Financial Statements in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of Predecessor Financial Statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the Predecessor Financial Statements based on our audits. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Predecessor Financial Statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Predecessor Financial Statements referred to above present fairly, in all material respects, the results of operations and cash flows of Eden Springs Group Combined for the period from January 1, 2013 through September 30, 2013 in accordance with IFRS as issued by the International Accounting Standards Board.

/s/ Kesselman & Kesselman
Tel-Aviv, Israel	Kesselman & Kesselman
June 20, 2016	Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited

Hydra Dutch Holdings 1 B.V.

Consolidated Hydra Dutch Holdings 1 BV (Successor) Balance Sheets

in ‘000 €

	Notes	31.12.2015	31.12.2014
ASSETS
Current assets
Cash and cash equivalents	5	12 608	22 541
Available-for-sale financial asset		15 019	15 016
Trade receivables - net	6	68 105	60 088
Income tax receivable		2 224	1 165
Receivable from related parties	22	71	71
Prepaid and other assets	7	7 767	10 841
Inventories	8	17 944	14 446

		123 738	124 168

Non-current assets
Property, plant and equipment	9	82 360	71 970
Goodwill	10	164 511	135 789
Other intangible assets	10	91 055	88 114
Deferred tax assets	14	15 956	14 360
Other non-current assets		2 332	2 437

		356 214	312 670

Total assets		479 952	436 838

LIABILITIES
Current liabilities
Borrowings	16	4 767	55 116
Trade accounts payable		36 820	33 091
Current tax liability		4 626	4 921
Other current liabilities	11	44 651	36 127
Customer deposits and prepaid income	12	33 534	30 707
Provisions	13	2 208	3 826
Payable to parent company	22	91	92

		126 697	163 880

Non-current liabilities
Deferred tax liabilities	14	19 178	18 347
Borrowings	16	298 616	204 870
Other non current liabilities		52	69
Provisions	13	1 026	1 128
Liability for employee rights	15	5 250	5 240
Borrowings from shareholders and other related parties	22	75 623	69 707
Derivative financial instruments	17	5 201	5 420

		404 946	304 781

Total liabilities		531 643	468 661

DEFICIT
Share capital	20	—	—
Share premium		13 618	13 430
Other reserves	21	(352)	(1 022)
Currency translation adjustment		9 649	(1 222)
Accumulated deficit		(74 760)	(43 097)

		(51 845)	(31 911)
Non controling interests in equity		154	88

Total deficit		(51 691)	(31 823)

Total liabilities net of deficit		479 952	436 838

The accompanying notes are an integral part of these consolidated financial statements

Raanan Zilberman	Itamar Eder	Stephane Parisod
Chief Executive Officer	Chief Financial Officer	Group Financial Controller

/s/ Raanan Zilberman	/s/ Itamar Eder	/s/ Stephane Parisod

Hydra Dutch Holdings 1 B.V.

Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Statements of Comprehensive Loss

in ‘000 €

		Successor			Predecessor
	Notes	2015	2014	Period from October 1, 2013 through December 31, 2013	Period from January 1, 2013 through September 30, 2013

Revenue		355 816	283 144	61 584	199 395

Cost of goods sold		(118 349)	(99 093)	(20 327)	(64 568)

Gross profit		237 467	184 051	41 257	134 827

Service expenses		(135 390)	(106 800)	(24 366)	(76 890)
Sales & marketing expenses		(35 909)	(25 933)	(5 824)	(17 016)
General and administration expenses		(26 489)	(19 497)	(5 383)	(14 305)
Amortization of customer relations and tradenames	10	(11 209)	(8 041)	(1 305)	(3 182)
Impairment of goodwill		—	—	—	(17 046)
Other operating expenses	24	(21 940)	(16 711)	(2 702)	(4 402)

Loss from operations before Acquisition related costs		6 530	7 069	1 677	1 986

Eden Springs Acquisition related costs		—	—	(9 048)	—

Profit / (Loss) before interest and taxes		6 530	7 069	(7 371)	1 986

Financial income	26	3 492	4 701	630	4 395
Financial expenses	26	(41 547)	(38 999)	(4 635)	(14 857)

Net financial expenses		(38 055)	(34 298)	(4 005)	(10 462)

Loss before taxes on income		(31 525)	(27 229)	(11 376)	(8 476)

Taxes on income	27	(72)	(2 818)	(1 670)	(4 774)

Net loss		(31 597)	(30 047)	(13 046)	(13 250)

Other comprehensive income (loss) - net of taxes:

Items that may be subsequently reclassified to profit or loss:
Currency translation differences		10 871	(475)	(747)	(383)
Changes in the fair value of available-for-sale financial assets, net of taxes		3	16	—	15
Cash flow hedges		—	—	—	1 237
Items that will not be reclassified to profit or loss:
Remeasurements of post employment benefit obligations, net of taxes		667	(888)	(150)	—

Total other comprehensive income (loss) - net of taxes		11 541	(1 347)	(897)	869

TOTAL COMPREHENSIVE LOSS		(20 056)	(31 394)	(13 943)	(12 381)

Net loss attributable to:
Equity holders of the company		(31 663)	(30 093)	(13 050)	(13 300)
Non controlling interest		66	46	4	50

		(31 597)	(30 047)	(13 046)	(13 250)

Total comprehensive loss attributable to:
Equity holders of the company		(20 122)	(31 440)	(13 947)	(12 431)
Non controlling interest		66	46	4	50

TOTAL COMPREHENSIVE LOSS		(20 056)	(31 394)	(13 943)	(12 381)

The accompanying notes are an integral part of these consolidated financial statements

Hydra Dutch Holdings 1 B.V.

Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Statements of Cash Flows

in ‘000 €

		Successor			Predecessor
	Notes	31.12.2015	31.12.2014	Period from October 1, 2013 through December 31, 2013	Period from January 1, 2013 through September 30, 2013
CASH FLOWS FROM OPERATING ACTIVITIES
Loss before taxes on income		(31 525)	(27 229)	(11 376)	(8 476)
Adjustment for:
Depreciation and amortization		34 667	26 391	5 838	15 981
Amortization of capitalized financial costs		5 780	12 761	217	5 051
Impairment of goodwill		—	—	—	17 046
Financial expenses net, included in loss before taxes on income		31 528	18 237	3 625	4 292
Loss / (gain) on disposal of property, plant and equipment		(175)	169	402	(202)
Derivative financial instruments		(219)	3 297	164	(13)
Result from release of customer deposits		(89)	(24)	(76)	(81)
Other operating items		584	(104)	309	(19)

Operating cash flow before working capital changes		40 551	33 498	(897)	33 579

Changes in operating working capital
Decrease (Increase) in Trade receivables		(5 307)	114	7 553	(9 942)
Decrease (Increase) in inventories		(1 974)	(1 599)	358	(1 640)
Decrease (inrcease) in Prepaid and other assets		4 869	(5 415)	861	(397)
Increase (Decrease) in Trade accounts payable		998	6 333	(1 595)	(1 167)
Increase (Decrease) in Other current liabilities and Provisions		(3 322)	6 395	(4 418)	2 269
Balances with related parties and shareholders		842	444	(236)	(4 153)

Cash flows generated from operating activities		36 657	39 770	1 626	18 549

Income tax paid		(4 199)	(3 695)	(1 516)	(2 610)

Net cash flows generated from operating activities		32 458	36 075	110	15 939

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment (PPE) and software		(24 676)	(17 239)	(3 494)	(12 481)
Proceeds from sale of PPE		1 976	1 180	87	592
Purchase of availble-for-sale financial asset		—	(15 000)	625	(77)
Acquisition of subsidiaries	29	(40 021)	(40 820)	(69 360)	(2 006)
Loan to others, net		140	—	—	47
Interest received		129	10	—	35

Net cash used in investing activities		(62 452)	(71 869)	(72 142)	(13 890)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term borrowings (net of borrowing costs)		142 096	251 092	126 769	6 621
Repayment of long term borrowings		(104 275)	(165 907)	(139 821)	(3 650)
Repayment of other liabilities		(334)	(349)	—	(176)
Borrowings from Shareholders		500	15 278	86 758	—
Repayment to Shareholders		—	(40 278)	—	—
Prepaid borrowing costs		—	(1 978)	—	—
Issuance of shares		—	—	13 430	—
Interest paid		(20 570)	(14 148)	(887)	(6 526)

Net cash provided by financing activities		17 417	43 710	86 249	(3 731)

Net increase of cash		(12 577)	7 916	14 217	(1 682)

Effect of exchange rate changes		486	52	356	(15)

Cash and cash equivalents at beginning of year		22 541	14 573	—	13 546

Cash, cash equivalents and bank overdraft at end of period		10 450	22 541	14 573	11 849

The accompanying notes are an integral part of these consolidated financial statements

Hydra Dutch Holdings 1 B.V.

Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Statements of Changes in Deficit

in ‘000 €

	Attributable to equity holders of the Company						Total deficit
Predecessor	Share Capital	Share Premium	Currency translation adjustment	Other reserve	Accumulated Deficit	Non controlling Interest	Total

Balance at January 1, 2013	50	501 315	8 208	(3 688)	(366 955)	(13)	138 917

Comprehensive Loss:

Cash flow hedges, net of tax	—	—	—	1 237	—	—	1 237

Available for sale financial asset	—	—	—	15	—	—	15

Currency translation adjustment	—	—	(383)	—	—	—	(383)

Loss	—	—	—	—	(13 300)	50	(13 250)

Total comprehensive loss for the period	—	—	(383)	1 252	(13 300)	50	(12 381)

Balance at 30 September 2013	50	501 315	7 825	(2 436)	(380 255)	37	126 536

Successor	Share Capital	Share Premium	Currency translation adjustment	Other reserve	Accumulated Deficit	Non controlling Interest	Total

Balance at October 1, 2013	—	—	—	—	—	—	—

Comprehensive income:

Remeasurement of post employment obligations	—	—	—	(150)	—	—	(150)

Currency translation adjustment	—	—	(747)	—	—	—	(747)

Loss	—	—	—	—	(13 050)	4	(13 046)

Total comprehensive loss for the period	—	—	(747)	(150)	(13 050)	4	(13 943)

Transactions with owners:

Issuance of shares*	—	13 430	—	—	—		13 430

Business Combination	—	—	—	—	—	38	38

Balance at 31 December 2013	—	13 430	(747)	(150)	(13 050)	42	(475)

The accompanying notes are an integral part of these consolidated financial statements

	Attributable to equity holders of the Company						Total deficit
Successor	Share Capital	Share Premium	Currency translation adjustment	Other reserve	Accumulated Deficit	Non controlling Interest	Total

Balance at January 1, 2014	—	13 430	(747)	(150)	(13 050)	42	(475)

Change in 2014

Comprehensive income:

Remeasurement of post employment obligations	—	—	—	(888)	—	—	(888)

Currency translation adjustment	—	—	(475)	—	—	—	(475)

Changes in the fair value of available-for-sale financial assets	—	—	—	16	—	—	16

Loss	—	—	—	—	(30 047)	46	(30 001)

Total comprehensive loss for the period	—	—	(475)	(872)	(30 047)	46	(31 348)

Balance at 31 December 2014	—	13 430	(1 222)	(1 022)	(43 097)	88	(31 823)

Successor	Share Capital	Share Premium	Currency translation adjustment	Other reserve	Accumulated Deficit	Non controlling Interest	Total

Balance at January 1, 2015	—	13 430	(1 222)	(1 022)	(43 097)	88	(31 823)

Change in 2015

Comprehensive income:

Remeasurement of post employment obligations	—	—	—	667	—	—	667

Currency translation adjustment	—	—	10 871	—	—	—	10 871

Changes in the fair value of available-for-sale financial assets	—	—	—	3	—	—	3

Loss	—	—	—	—	(31 663)	66	(31 597)

Total comprehensive loss for the period	—	—	10 871	670	(31 663)	66	(20 056)

Capital surplus from borrowings from shareholders	—	188	—	—	—	—	188

Balance at 31 December 2015	—	13 618	9 649	(352)	(74 760)	154	(51 691)

*	Less than one thousands Euro

The accompanying notes are an integral part of these consolidated financial statements

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

1.	General information

On 16 May 2013 Hydra Dutch Holdings 1 B.V. (the “Company” or “Successor”) has been incorporated and holds 100% of the share capital of Hydra Dutch Holdings 2 B.V. (“Hydra 2”). The Company has been established on 16 May 2013 as Rhone Capital IV LP’s indirect wholly-owned investment vehicle. On the 14th of June 2013 the Company signed an agreement with Eden Springs BV to acquire the entire shareholding and control of the direct wholly-owned subsidiaries of Eden Springs B.V.: Eden Springs Europe B.V. and the Israeli subsidiaries (together, “Predecessor”) (the “Transaction” or “Acquisition”)). On 23 October 2013 the Transaction was completed and Company entered as a new 100% shareholder of Eden Springs Europe B.V. and Israeli activities. For practical reasons and due to immateriality the trading results of the acquired entities have been consolidated for the period starting 1 October 2013 to 31 December 2013.

Since the closing of the Acquisition in October 2013 and the recent acquisition of Nestle Water Direct, the Company and its subsidiaries (together - the Group) is active in 19 countries and is mainly engaged in Home & Office Delivery (HOD) of water cooler bottles. Additionally, the Group offers customers in most markets a range of direct-marketing products such as water filters and Lavazza coffee products.

The accompanying consolidated balance sheets of the Company at December 31, 2015 and 2014 and the related consolidated statements of comprehensive loss, consolidated statements of cash flows and of changes in deficit for the years ended December 31, 2015 and 2014 and for the period from October 1, 2013 through December 31, 2013 are labeled as “Successor”. The Successor financial statements as of and for the years ended December 31, 2015 and 2014 were prepared reflecting acquisition accounting resulting from the Acquisition. The consolidated financial statements for the Successor include the accounts of the Company and its subsidiaries.

The accompanying combined statements of comprehensive loss for the period from January 1, 2013 through September 30, 2013 and combined statements of cash flows and changes in equity from January 1, 2013 through September 30, 2013 do not include adjustments or transactions attributable to the Acquisition, and are labeled as “Predecessor”. As a result of the application of acquisition accounting as of the closing date of the Acquisition, the financial statements for the Successor periods and the Predecessor periods are presented on a different basis and are, therefore, not comparable.

The Subsidiaries which are included in the Predecessor combined financial statements are as follows:

Wholly owned:

1) ESE BV

2) Mey Eden Manufacturing (2007) Ltd. (hereafter - Manufacturing)

3) Mey Eden Marketing (2000) Ltd. (hereafter - Marketing)

4) Mey Eden Ltd. (hereafter - Mey Eden)

5) Mey Eden Bar - First Class Service Ltd.(which is a subsidiary of Mey Eden) (hereafter - Mey Eden Bar)

6) Espresso Cafe - Italia Ltd.

Owned to the extent of 96%:

1) Pauza Coffee services Ltd. (which is a subsidiary of Espresso Cafe - Italia Ltd) (hereafter - Pauza).

2) Dispensing Coffee Club (IAI 2003) Ltd.(which is a subsidiary of Pauza (hereafter - Coffee club)

2.	Summary of significant accounting policies

The principal accounting policies applied in the preparation of these consolidated and combined financial statements are set out below.

2.1. Basis of preparation

General/Successor periods

The consolidated and combined financial statements are presented in Euros (€), which is the Group’s functional and presentation currency.

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the IASB. They have been prepared on a historical cost basis except for the following:

•	Derivative instrument measured at fair value.

•	Defined Benefit Pension Plans – Plan assets measured at fair value.

•	Available for sale financial asset – measured at fair value.

The preparation of consolidated and combined financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated and combined financial statements are disclosed in Note 4.

Predecessor period

The combined financial statements for the period from January 1, 2013 through September 30, 2013 have been prepared in respect of the Group and in accordance with this basis of preparation. This basis of preparation describes how the combined financial statements have been prepared in accordance with International Financial Reporting Standards applicable as of September 30, 2013.

The entities that make up the Group did not comprise a separate legal group for the period from January 1, 2013 through September 30, 2013. The historical combined financial statements are therefore extracted from the audited consolidated financial statements of the previous parent company Eden Spring BV. They combine the results, assets and liabilities of each of the subsidiaries which make up the “Group” by applying the principles underlying the consolidation procedures of IFRS 10 ‘Consolidated Financial Statements’ for such period presented.

The previous parent company adopted IFRS in 2008, while electing the following exemptions:

•	Business combinations – Business combinations that took place prior to 1 January 2008 have not been restated.

•	Cumulative translation differences – Cumulative translation differences for all foreign operations have been set to €nil as at 1 January 2008.

The combined financial statements have been prepared in accordance with this basis of preparation and in accordance with International Financial Reporting Standards. International Financial Reporting Standards do not provide specifically for the preparation of consolidated financial statements. The combined financial statements have therefore been prepared by applying the principles underlying the consolidation procedures of IFRS 10 and the following accounting and other principles:

•	Transactions and balances between entities included within the combined financial statements have been eliminated. All intra-group balances, transactions, income and expenses and profits and losses, including unrealised profits arising from intra-group transactions, have been eliminated;

•	Transactions between the Group and the previous parent company which have been eliminated in the consolidated financial statements of the previous parent company, have been presented in the appropriate caption of the combined financial information to which such transactions relate.

•	Costs paid by previous parent company were recognized where they are directly attributable to the entities contained within the combined financial statements.

•	Entities acquired or sold by the previous parent have been included in the combined financial statements from date on which the previous parent acquired or lost control.

•	The entities that make up the Group did not previously comprise a legal group and it is not therefore meaningful to prepare an analysis of share capital and the related reserves.

•	Tax charges in the combined financial statements have been determined based on the tax charges recorded by the legal entities, which make up the historical financials, in their individual statutory accounts. Deferred tax assets and liabilities reflect the full historical deferred tax assets and liabilities recorded by the legal entities

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

Allocated expenses, finance and tax charges recorded in profit and loss in the combined statement of comprehensive loss are not necessarily representative of the charges or income that would have been reported had the Group been an independent Group throughout the period presented. They are not necessarily representative of the finance and tax charges that may arise in the future.

The historical financial statements has been prepared on a going concern basis and under the historical cost convention, except for certain areas where fair value measurement is required, as identified in the accounting policies below. The combined financial statements of the entities comprising the Group have been prepared for the same reporting period using consistent accounting policies.

2.1.1.	Accounting policy and disclosures

a.	New standards, amendments and interpretations adopted by the Group

The following amendment has been adopted for the first time for the financial year beginning on or after 1 January 2015:

•	IFRS 8 - requires disclosure of the judgments made by management in aggregating operating segments and clarifies that a reconciliation of segment assets must only be disclosed if segment assets are reported. The company applied for the first time amendment to IFRS 8 prospectively. Its application had no material effect on the financial statements.

b.	Standards, amendments and interpretations to existing standards that are not yet effective and have not been early adopted by the Group

The following standards have been published and are mandatory for the Group’s accounting periods beginning on or after 1 January 2016 or later periods but the Group has not early adopted them:

•	IFRS 9 - “Financial Instruments” (hereafter - IFRS 9), addresses the classification, measurement and recognition of financial assets and financial liabilities. The complete version of FRS 9 was issued in July 2014. It replaces the guidance in IAS 39 that relates to the classification and measurement of financial instruments. IFRS 9 retains but simplifies the mixed measurement model and establishes three primary measurement categories for financial assets: amortized cost, fair value through OCI and fair value through P&L. The basis of classification depends on the entity’s business model and the contractual cash flow characteristics of the financial asset. Investments in equity instruments are required to be measured at fair value through profit or loss with the irrevocable option at inception present changes in fair value in OCI not recycling. There is now a new expected credit losses model that replaces the incurred loss impairment model used in IAS 39. For financial liabilities there were no changes to classification and measurement except for the recognition of changes in own credit risk in other comprehensive income, for liabilities designated at fair value through profit or loss. IFRS 9 relaxes the requirements for hedge effectiveness by replacing the bright line hedge effectiveness tests. It requires an economic relationship between the hedged item and hedging instrument and for the ‘hedged ratio’ to be the same as the one management actually use for risk management purposes. Contemporaneous documentation is still required but is different to that currently prepared under IAS 39. The standard is effective for accounting periods beginning on or after 1 January 2018. Early adoption is permitted. Currently, the Group is assessing the impact of IFRS 9.

•	IFRS 15, ‘Revenue from contracts with customers’ deals with revenue recognition and establishes principles for reporting useful information to users of financial statements about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. Revenue misrecognized when a customer obtains control of a good or service and thus has the ability to direct the use and obtain the benefits from the good or service. The standard replaces IAS 18 ‘Revenue’ and IAS 11 ‘Construction contracts’ and related interpretations. The standard is effective for annual periods beginning on or after 1 January 2018 and earlier application is permitted. Currently, the Group is assessing the impact of IFRS 15.

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

In January 2016, the IASB issued IFRS 16 - Leases which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract and replaces the previous leases standard, IAS 17 - Leases. IFRS 16 eliminates the classification of leases for the lessee as either operating leases or finance leases as required by IAS 17 and instead introduces a single lessee accounting model whereby a lessee is required to recognize assets and liabilities for all leases with a term that is greater than 12 months, unless the underlying asset is of low value, and to recognize depreciation of leases assets separately from interest on lease liabilities in the income statement. As IFRS 16 substantially carries forward the lessor accounting requirements in IAS 17, a lessor will continue to classify its leases as operating leases or finance leases and to account for those two types of leases differently. IFRS 16 is effective from January 1, 2019 with early adoption allowed only if IFRS 15 - Revenue from Contracts with Customers is also applied. Currently, the Group is assessing the impact of IFRS 16.

2.1.2.	Principles of consolidation and combination

The consolidated Successor financial statements are a consolidation of the financial statements of the Company and its Subsidiaries. The list of the companies included in these consolidated financial statements is presented in note 31.

1.	The combined financial statements are a combination of the financial statements of each of the Subsidiaries described in note 1 above, which were each controlled by Eden Springs BV.

2.	Subsidiaries are all entities over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the group. They are deconsolidated from the date that control ceases.

3.	The Group accounts for business combinations using the acquisition method. The consideration transferred for the acquisition of a subsidiary (hereinafter - the acquiree) is calculated as a total of fair values of the assets transferred by the group and the liabilities that the Group incurs to the previous owners of the acquiree and the equity rights issued by the Group in a business combination. The consideration transferred includes the fair value of all asset or liability arising from the contingent consideration arrangement. Costs associated with the purchase are recognized in income or loss as incurred.

4.	Contingent consideration recognised in a business combination is measured at fair value as of the date of the business combination. Subsequent changes in the fair value of liability for the contingent consideration are recognized in profit or loss.

5.	Identifiable assets acquired and liabilities and contingent liabilities assumed by the Group in a business combination (excluding certain exceptions detailed in IFRS 3 “Business Combinations” (hereinafter - IFRS 3R) are initially measured at fair values on the date of acquisition. In each business combination, the Group determines whether to recognize non-controlling interest in the acquiree at fair value or proportionally to the rate of non-controlling interest at the fair value of net identifiable assets of the acquiree. This determination is done for each transaction separately.

6.	The excess of transferred consideration, the amount of non-controlling interest in the acquiree and the fair value as of the date of acquisition of any previous interest in the interest of the acquiree beyond the net amount, at the date of acquisition, of identifiable assets acquired and liabilities assumed, all measured as above, as goodwill (see also f. below).

7.	Inter-company balances and unrealized gains on transactions between Group companies are eliminated.

8.	The accounting policy applied by subsidiaries was changed as needed to ensure consistency with the accounting policy adopted by the group.

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

2.2. Foreign currency translation

Functional and presentation currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’). The consolidated financial statements are presented in Euro (€), which is the Company’s functional and presentation currency.

Transactions and balances

Foreign currency transactions are translated into the functional currency using exchange rates prevailing at the dates of the transactions.

Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement.

Foreign exchange gains and losses are presented in the income statement within “Financial Income” or “Financial Expenses”.

Foreign exchange gains and losses with respect to financial assets and liabilities that are classified as financial instruments at fair value through profit and loss, are recognized in the statement of income as part of the gain or loss relating to changes in fair value.

Group companies

The results and financial position of all the Group entities - none of which has the currency of a hyperinflationary economy - that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

a)	assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet;

b)	income and expenses for each income statement are translated at periodic average exchange rates; and

c)	all resulting exchange differences are recognised first in Other Comprehensive Income and then accumulated as a separate component of equity. On consolidation, exchange differences arising from the transaction of any net investment in Foreign entities are recognised in other comprehensive income until the related foreign investment is disposed of (sold, liquidated, abandoned, repayment of share capital, etc.).

Goodwill and fair value adjustments arising on the acquisition of a subsidiary with a functional currency other than the Euro, are treated as assets and liabilities of the subsidiary and translated at the closing rate of each balance sheet presented.

2.3. Property, plant and equipment

a.	An item of property, plant and equipment is measured at cost upon its initial recognition, which includes its purchase price (including import duties and non-refundable purchase taxes, after deducting trade discounts and rebates), costs directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management).

b.	The Group elected the cost method as its accounting policy for the measurement of its property, plant and equipment subsequent to initial recognition.

c.	The depreciable amount of each asset is allocated on a systematic basis over its useful life using the straight-line method.

The Group depreciates separately each portion of property, plant and equipment that represents a significant part of the total cost of the item. The estimated useful lives are as follows:

Years
Buildings	5 – 40 years
Plant, machinery	10 – 14 years

Water coolers and containers and bottles	4 – 11 years
Dishwashers, coffee and food machines	7 – 10 years
Computers	3 – 4 years
Office equipment	4 – 17 years
Vehicles	5 – 7 years

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

Leasehold improvements are amortized by the straight-line method over the term of the lease, which is shorter than the estimated useful life of the improvements.

d.	At each financial year-end, the Group reviews the residual value, the useful life and the depreciation method it uses. If there have been significant changes in the expected residual value, the useful life or significant change in the expected pattern of consumption of the future economic benefits embodied in the asset that may indicate that a change in the depreciation method is required, such changes are treated as changes in accounting estimates. In the reported periods, no material changes, as above, have taken place with any material effect on these consolidated financial statements.

2.4. Intangible assets

a)	Goodwill

Goodwill represents the excess of the consideration in a business combination over the Group’s portion of the fair value of the investee underlying net assets, liabilities and contingent liabilities at the date of acquisition, and it is included at cost less any accumulated impairment losses.

For the purpose of impairment testing, goodwill acquired in a business combination is allocated to each of the cash generating units (CGUs), or groups of CGUs, that is expected to benefit from the synergies of the combination. Each unit or group of units to which the goodwill is allocated represents the lowest level within the entity at which the goodwill is monitored for internal management purposes. Goodwill is monitored at the operating segment level.

Goodwill is tested for impairment once a year, or more frequently, in the presence of events or circumstances indicating a possible impairment in the value of such assets. The carrying value of the cash generating unit (CGU) containing the goodwill is compare to the recoverable amount. Impairment losses on goodwill are not reversed. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

b)	Customer relations

Customer relations have definite useful lives and are stated at cost, less accumulated amortization and impairment losses. Amortization is calculated using the straight-line method based on the estimated useful lives of customer relations.

c)	Tradenames

Tradename were acquired in a business combination and are recognized at fair value at the acquisition date.

Tradenames are presented at cost less accumulated amortization, and are amortized over their estimated useful lives, using the straight line method.

d)	Computer software

Acquired computer software licenses are capitalized on the basis of the costs incurred to acquire and bring to use the specific software. These costs are amortized over their estimated useful lives.

Costs associated with maintaining computer software programmes are recognised as an expense as incurred. Development costs that are directly attributable to the design and testing of identifiable and unique software products controlled by the Group are recognised as intangible assets when the following criteria are met:

•	it is technically feasible to complete the software product so that it will be available for use;

•	management intends to complete the software product and use or sell it;

•	there is an ability to use the software product;

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

•	it can be demonstrated how the software product will generate probable future economic benefits;

•	adequate technical, financial and other resources to complete the development and to use or sell the software product is available

•	The expenditure attributable to the software product during its development can be reliably measured.

Direct attributable costs that are capitalised as part of the software product include the software development employee costs and an appropriate portion of relevant overheads.

Other software development expenditures that do not meet these criteria are recognised as an expense as incurred. Development costs previously recognised as an expense are not recognised as an asset in a subsequent period.

Computer software development costs recognised as assets are amortised over their estimated useful lives, which does not exceed four years.

2.5. Impairment of non-monetary assets

Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (CGUs). Non-monetary assets other than goodwill that have been impaired are reviewed for possible reversal of the impairment at each reporting date.

2.6. Current and deferred income tax

a.	The current tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in the countries where the Group operates and generate taxable income. The Group’s management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation and establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

b.	The Group fully recognizes deferred taxes, using the liability method, on temporary differences arising between the carrying amounts in the consolidated financial statements of assets and liabilities and their tax bases. However, the deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss.

Deferred income tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

c.	Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

d.	Deferred income taxes are not provided on temporary differences arising on investments in subsidiaries, since the timing of the reversal of the temporary difference is controlled by the Group and it is probable that the temporary difference will not reverse in the foreseeable future.

e.	Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

2.7. Revenue recognition

The Group’s revenues are measured at the fair value of the consideration received or receivable for the sale of goods and services in the ordinary course of the Group’s activities. Revenue is shown net of value-added tax, returns, rebates and discounts and after eliminating sales within the Group.

The Group recognizes revenue when the amount of revenue can be reliably measured, it is probable that future economic benefits will flow to the Group and when specific criteria have been met for each of the Group’s activities as described below. The Group bases its estimates on historical results, taking into consideration the type of customer, the type of transaction and the specifics of each arrangement.

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

a)	Sale of goods

Revenue from sale of goods is recognized when all the following conditions have been satisfied, which generally occurs when goods are delivered to the customer : (a) the significant risks and rewards of ownership of the goods have been transferred to the buyer; (b) the Group retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold; (c) the amount of revenue can be measured reliably; (d) it is probable that the economic benefits associated with the transaction will flow to the Group; and (e) the costs incurred or to be incurred in respect of the transaction can be measured reliably.

The Group’s products are sometimes sold on quantity discount terms. Sale revenues are recognized on the basis of the price stated in the contract after deduction of an estimate as of the date of the sale of the quantity discount. The Group’s accumulated experience serves to facilitate the determination of estimates and provisions in relation to discounts. The estimation of quantity discounts is based on the degree of expected sales for the year.

b)	Revenue from rental of water coolers and coffee machines

Revenue from rental of water coolers and coffee machines are recognized rateably over the rental period.

2.8. Financial assets

The group classifies its financial assets in the following categories:

loans and receivables

Cash and cash equivalents include cash in hand, short-term bank deposits, other short-term highly liquid investments with original maturities of three months or less. Bank overdrafts are shown within bank borrowings among current liabilities on the balance sheet.

Cash and cash equivalents are carried in the balance sheet at cost. For the purpose of the cash flow statement, cash and cash equivalents comprise cash on hand and deposits held at call with banks.

Trade receivables are carried at original invoice amount less provision for impairment. A provision for impairment of trade receivables is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of receivables.

Significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the trade receivable is impaired. The amount of the provision is the difference between the asset’s carrying amount and the present value of estimated future cash flows.

The carrying amount of the asset is reduced through the use of an allowance account, and the amount of the loss is recognized in the income statement within general and administrative expenses. When a trade receivable is uncollectible, it is written off against the allowance account for trade receivables. Subsequent recoveries of amounts previously written off are credited against general and administrative expenses in the statements of comprehensive income.

Available-for-sale financial assets

Available-for-sale financial assets are non-derivatives that are either designated in this category or not classified in any of the other categories. They are presented as non-current assets unless the investment matures or management intends to dispose of the assets within 12 months after the balance sheet date. The available-for-sale financial asset as of 31 December 2015 and 2014 represents an investment in mainly debt securities held in a mutual fund.

2.9. Inventories

Inventories are valued at the lower of cost or net realization value.

The cost of inventories comprises all costs of purchase and other costs incurred in bringing the inventories to their present location and condition. The Group allocates fixed production overheads to the cost of conversion based on the normal capacity of the production facilities.

The cost of inventories is determined as follows:

•	Raw materials, auxiliary supplies, packaging materials and spare parts: on the weighted average basis.

•	Finished products: on the basis of production costs:

•	Raw material and auxiliary supplies: on the weighted average basis.

•	Labour and indirect expenses: on the weighted average basis.

•	Purchased products: on the “first-in, first-out” basis.

•	Spare parts: on the weighted average basis.

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

2.10. Share capital – predecessor periods

Ordinary shares are classified as equity.

Incremental external costs directly attributable to the issue of new shares are shown in equity as a deduction from the issuance proceeds.

2.11. Trade payables

Trade payables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method.

2.12. Borrowings

Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortized cost; any difference between the amounts initially recognised and the redemption value is recognized in the income statement over the term of the borrowings using the effective interest method.

Fees paid for a credit facility is recognized as transaction costs that are attributable to the relevant loan if it is probable that part or all the facility will be utilized. In such case, the recognition of fee is deferred until money is actually drawn from the facility. If no evidence exist that part or all of the loan facility is utilized, the fee is capitalized as prepayment for financing services, and is depreciated over the period of the relevant loan facility.

An exchange between an existing borrower and lender of debt instruments with substantially different terms shall be accounted for as an extinguishment of the original financial liability and the recognition of a new financial liability at fair value. Similarly, a substantial modification of the terms of an existing debt instrument or part thereof is accounted for as an extinguishment of the original financial liability and recognition of a new financial liability.

If the modification or exchange does not cause a material change of the liability, the treatment applied is a change of the terms of the existing liability without an immediate impact of profit or loss but spread throughout the remaining life of the liability.

Terms are substantially different if the discounted present value of the cash flows under the new instrument is at least 10% different from that of the remaining cash flows of the original financial liability.

2.13. Employee benefits

a)	Pension and retirement benefit obligations

Group companies operate various pension schemes. The schemes are generally funded through payments to insurance companies or trustee-administered funds, determined by periodic actuarial calculations. The Group has both defined benefit and defined contribution plans.

Defined contribution plans

A defined contribution plan is a pension plan under which the Group pays fixed contributions into a separate entity. The Group has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods.

Group purchases insurance policies and contributes to pension benefit funds against the obligation to pay pension benefits. The Group has no further payment obligations once the contributions have been paid. The contributions are recognized as employee benefit expense when they are due.

Defined benefit plans

A defined benefit plan is a pension plan that is not a defined contribution plan. Typically, defined benefit plans define an amount of pension benefit that an employee will receive on retirement, usually dependent on one or more factors such as age, years of service and compensation.

The liability recognized in the balance sheet in respect of defined benefit pension plans is the present value of the defined benefit obligation at the end of the reporting period less the fair value of plan assets. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating to the terms of the related pension obligation.

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are charged or credited to other comprehensive income (loss) in the period in which they arise.

Past service costs are recognized immediately in income.

Amounts funded for retirement benefits are measured at fair value. These amounts funded represent “plan assets”, as defined by IAS 19, and therefore deduced from the balance of retirement benefit obligation for balance sheet presentation.

b)	Vacation and recreation benefits

Employees in Israel are legally entitled to vacation and recreation benefits, both computed on an annual basis. The Group accumulates a liability and expense due to vacation and recreation pay, based on the benefits that have been accumulated for each employee.

c)	Termination benefits

Termination benefits are payable when employment is terminated by the Group before the normal retirement date, or whenever an employee accepts voluntary redundancy in exchange for these benefits. The Group recognises termination benefits when it is demonstrably committed to a termination when the entity has a detailed formal plan to terminate the employment of current employees without possibility of withdrawal. In the case of an offer made to encourage voluntary redundancy, the termination benefits are measured based on the number of employees expected to accept the offer.

d)	Profit-sharing and bonus plans

The Group recognises a liability and an expense for bonuses and profit-sharing. The Group recognises a provision where contractually obliged or where there is a past practice that has created a constructive obligation.

2.14.	Share-based payment – successor periods

With respect to equity-settled grants to employees, the value of the labour services received from them in return, is measured on the date of grant, based on the fair value of the equity instruments granted to the employees. The value of the transactions, measured as aforesaid, is expensed over the period during which the employee’s right to exercise or receive the underlying equity instruments vests; commensurate with every periodic recognition of the expense, a corresponding increase is recorded as a capital surplus, included under the Group’s equity. Non-market performance and service conditions are included in assumptions about the number of options that are expected to vest. At each balance sheet date, the Company revises it estimates of the number of options that are expected to vest. The Company recognizes the impact of the revision to original estimate, if any, in the statements of operations, with a corresponding adjustment to equity or liability, as applicable

2.15. Provisions

Provisions are recognised when:

•	the Group has a present legal or constructive obligation as a result of past events;

•	it is probable that an outflow of resources will be required to settle the obligation;

•	and the amount has been reliably estimated.

Restructuring provisions comprise lease termination penalties and employee termination payments; they are recognised in the period in which the Group becomes legally or constructively committed to payment. Employee termination benefits are recognised only after either an agreement is in place with the appropriate employees representatives specifying the terms of redundancy and the number of employees affected, or after individual employees have been advised of the specific terms.

Provisions are not recognized for future operating losses.

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. A provision is recognized even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small.

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

2.16. Derivatives financial instruments and hedging activities

Successor periods

Derivative instruments are recognised in the balance sheet at fair value. The derivative instruments utilized by the Successor mitigate the exposures to variability in cash flows associated with variable rate borrowings. Since these derivative instruments have not been designated as hedging instruments for accounting purposes, periodic changes in their fair value are recognized in the consolidated statement of income.

Predecessor period

Derivative instruments are recognised in the balance sheet at fair value. The fair value of derivatives is estimated using standard valuation models which take active market data into consideration.

Predecessor hold both derivatives used for hedge accounting and derivatives used for trading.

Predecessor utilized some derivative instruments Which are considered hedging instruments of exposures to variability in cash flows associated with recognised liabilities.

The method of recognizing the resulting gain or loss, representing the change in the derivative instrument’s fair value during the reported period, depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged. The Predecessor has derivatives that are designated as a cash flow hedge, and other derivatives classifies as trading.

The portion of the gain or loss on the fair value measurement of the hedging instrument that is determined to be an effective hedge is recognised directly in other comprehensive income. The ineffective portion of the gain or loss on the hedging instrument is recognised in the Income Statement. Gains or losses recognised in equity are released to the Income Statement in the same period or periods in which the liability issued impacts the Income Statement.

The gain or loss relating to the ineffective portion is recognized immediately in the income statement within ‘Other gains/(Losses) - net’.

The Predecessor has designated certain derivatives as hedges of a particular risk associated with a recognized asset or liability or a highly probable forecast transaction (cash flow hedge).

The Predecessor uses interest rate swaps to manage its exposure to interest rate risks resulting from financing arrangements. These derivative instruments are floating-to-fixed interest rate swaps which have the economic effect of converting borrowings from floating rates to fixed rates.

The Predecessor documents at the inception of the transaction the relationship between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking various hedging transactions. The Predecessor also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in other comprehensive income and is recognised when the forecast transaction is ultimately recognised in the income statement. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the income statement.

Other derivative instruments do not qualify for hedge accounting. Changes in the fair value of any these derivative instruments are recognized immediately in the income statement.

2.17. Leases

The Group leases certain property, plant and equipment. Leases of property, plant and equipment where the Group has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalized at the inception of the lease at the lower of the fair value of the leased property and the present value of the minimum lease payments.

Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the finance balance outstanding. The corresponding rental obligations, net of finance charges, are included in other non-current liabilities. The interest element of the finance cost is charged to the income statement over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each lease period. The property, plant and equipment acquired under finance leases is depreciated over the shorter of the useful life of the asset and the lease term.

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

Leases where a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged to the income statement on a straight-line basis over the period of the lease.

When the Group is a lessor in an operating lease, the leased assets are included in the statements of financial position based on their nature, and are depreciated over their estimated useful lives. Rental income is recognized ratable over the lease term.

2.18. Customer deposits

The Group receives deposits from customers at the initiation of a contract and during the contractual period. Such deposits are disclosed in the balance sheet as current liabilities in “Customer deposits”.

Unclaimed customer deposits in respect of water containers and coolers are derecognised from the balance sheet and recorded in the income statement in “Other Operating Income” on a customer by customer basis, when the client is legally released from the primary responsibility for the liability, by law or by the customer.

2.19. Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker. The chief operating decision-maker, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as the chief executive officer.

3.	Financial instruments and risk management

The Group’s activities expose it to a variety of financial risks: foreign currency exchange risk, cash flow interest rates risk, credit risk and liquidity risk. The Group’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the financial performance of the Group.

3.1 Financial risk management

a.	Market risks

1.	Foreign currency exchange risk (FX)

The Group operates internationally and is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the following currencies: Swedish Kroner, Danish Kroner, Norwegian Kroner, Polish Zloty, British Pound, Swiss Franc, US Dollar, Russian Rouble and Israeli new shekel. The Israeli activity is also exposed mainly to foreign currency exchange risk on imported goods and on charges to other companies within the Group for IT services.

The company has certain investments in foreign operations, whose net assets are exposed to currency translation risk – currency changes would affect the book value of assets and liabilities, with corresponding effect equity through the currency translation account.. The following companies are concerned: Sweden, Denmark, Poland, United Kingdom, Norway, Switzerland, Russia and Israel. Management has set up a policy to require Group companies to have local borrowings in their local currency and hence these positions, at consolidated level, are not sensitive to changes in exchange rates.

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

At 31 December 2015, there are a number of intercompany loans between companies with different functional currencies. The table below details the Group’s sensitivity to a 10% decrease/increase in the currency pairs involved in the intercompany loans.

31.12.2015 Currency pairs	Effect on profit of + movements	Effect on profit of - movements
SEK / EUR	(370)	370
CHF / EUR	(948)	948
EUR / GBP	(4 042)	4 042
PLN / EUR	(776)	776
ILS / EUR	(1 701)	1 701
EUR/RUB	(427)	427

Total	(8 264)	8 264

b.	Cash flow interest rate risk

As the Group has no significant interest-bearing assets, the Group’s income and operating cash flows are substantially independent of changes in market interest rates.

The Group’s interest rate risk arises from long-term borrowings and finance leases. Borrowings issued at variable rates expose the Group to cash flow interest rate risk. During 2015, the Group’s borrowings amounting to 191 mios were at variable rates (Prime linked rates, and mainly EURIBOR) and were denominated mainly in EUR.

The sensitivity analysis calculates the impact from changes in interest rates for liabilities that represent the major interest-bearing positions. The computation is not intended to represent actual gains or losses to be incurred by the Group. The Company cannot predict actual future movements in such market rates and it does not claim that these results are indicative of future movements in such market rates or to be representative of any actual impact that future changes in market rates may have on the Company’s future results of operations or financial position.

At 31 December 2015, if interest rates had been 1% higher/lower with all other variables held constant, post-tax profit for the period would have been lower/higher by € 145 on EUR denominated borrowings (taking into account the effect of the hedging instrument), as a result of higher/lower interest expense on floating rate borrowings.

At 31 December 2015, if the SWAP rates negotiated on the markets had been 1% higher/lower, with the same variables than the signed swap, the fair value of the instrument would have been € 4 854 higher/lower but would still be disclosed as a liability.

c.	Credit risk

Credit risk arises from credit exposure to customers, including outstanding receivables and committed transactions. The Group has no significant concentration of credit risk other than from its key distrbutor Jafora Tabori, see below. The Group deals only with a limited number of banks with secure credit ratings and has policies that limit the amount of credit exposure to any one financial institution. In the HOD business there is a high number and diversity of customers, with policies in place to ensure that sales of products and services are made to customers with an appropriate credit history.

The Company’s maximum exposure for net credit is with Jafora Tabori Ltd. (hereafter- Jafora), the Group’s key distrbutor (less the amounts that the Company owes to Jafora), which amounted to € 6 475 as of 31 December 2015. Jafora does not put up collateral against the credit it receives.

d.	Liquidity risk

Prudent liquidity risk management implies maintaining sufficient cash and the availability of funding through an adequate amount of committed credit facilities. Due to the dynamic nature of the underlying businesses, the Group aims at maintaining flexibility in funding by keeping committed credit lines available.

Management monitors rolling forecasts of the Group’s liquidity reserve (comprising undrawn borrowing facility) and cash on the basis of expected cash flow.

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

The table below analyses the Group’s financial liabilities into relevant maturity groupings based on the remaining period at the balance sheet to the contractual maturity date. The amounts disclosed are the contractual undiscounted cash flows.

The Group has a regular number of customers making deposits as a guarantee of the rental equipment at the customer premises. The rental contracts have no contractual maturity dates and it is impractical to calculate a maturity analysis

Financial liabilities	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years	More than 5 years	Total
At 31 December 2015
Borrowings	22 277	22 121	334 978	—	379 376
Capital leases	1 203	1 144	1 956	138	4 441
Trade accounts payables	36 820	—	—	—	36 820
Customer deposits	16 383	—	—	3 189	19 572
Borrowing and Payable to related parties and shareholder	—	—	—	114 126	114 126
Other current liabilities	44 667	—	—	—	44 667

Total	121 350	23 265	336 934	117 453	599 002

Financial liabilities	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years	More than 5 years	Total
At 31 December 2014
Borrowings	70 731	17 531	233 566	—	321 828
Capital leases	1 218	959	2 344	315	4 836
Trade accounts payables	33 092	—	—	—	33 092
Customer deposits	14 373	—	—	3 139	17 512
Borrowing and Payable to related parties and shareholder	—	—	—	113 626	113 626
Other current liabilities	38 737	—	—	—	38 737

Total	158 151	18 490	235 910	117 080	529 631

Interest rate Swaps	Less than 6 months	Between 6 and 12 months	Between 1 and 2 years	Between 2 and 5 years	Total
At 31 December 2015
Outflow	(798)	(798)	(1 521)	(1721)	(4838)

Inflow	(111)	(111)	(211)	(239)	(672)

Interest rate Swaps	Less than 6 months	Between 6 and 12 months	Between 1 and 2 years	Between 2 and 5 years	Total
At 31 December 2014
Outflow	(798)	(798)	(1 596)	(3 242)	(6 434)

Inflow	66	66	133	270	535

e.	Capital Risk Management

The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital.

The Group monitors its capital structure on the basis of a leverage ratio, defined as: net debt divided by operating EBITDA. Net debt is calculated as the total of the consolidated short-term and long-term borrowings, less cash and cash equivalents. Operating EBITDA is calculated as earnings before other operating expenses, interest, taxes, depreciation and amortization paid to shareholders.

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

f.	Fair value estimation

At 31 December 2015, the carrying value less impairment provision of all financial assets and liabilities approximate their fair values.

Following is an analysis of the financial instruments measured at fair value, by valuation methods. The different levels have been defined as follow:

•	Quoted prices (unadjusted) in active markets for identical assets or liabilities (level 1).

•	Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices) (level 2).

•	Inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs) (level 3).

The following table presents the group’s assets and liabilities that are measured at fair value:

	2015	2014
	Level 1	Level 1
Assets:
Available-for-sale financial asset	15 019	15 016

Total assets	15 019	15 016

	2015	2014
	Level 2	Level 2
Liabilities:
Derivative Financial Instruments:
Hedging derivatives	(5 201)	(5 420)

Total Liabilities	(5 201)	(5 420)

3.2. Financial instruments by category

The Group’s accounting policy with respect to financial instruments was applied in relation to the following categories:

Financial instruments at 31 December 2015 by category

	December 31, 2015	December 31, 2014
Loans and receivables:
Trade and other receivables excluding prepayments	76 083	69 409
Cash and cash equivalents	12 608	22 541
Available for sale:
Available-for-sale financial assets	15 019	15 016

Total	103 710	106 966

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

At 31 December 2015	Liability at fair value through profit and loss	Other financial liability at amortized cost	Total
Liabilities:
Borrowings		(303 383)	(303 383)
Derivative financial instruments	(5 201)		(5 201)
Accounts payable and others		(81 614)	(81 614)
Deposits from customers		(19 572)	(19 572)
Borrowings from shareholders and other related parties		(75 623)	(75 623)

Total	(5 201)	(480 192)	(485 393)

At 31 December 2014	Liability at fair value through profit and loss	Other financial liability at amortized cost	Total
Liabilities:
Borrowings		(259 986)	(259 986)
Derivative financial instruments	(5 420)		(5 420)
Accounts payable and others		(71 899)	(71 899)
Deposits from customers		(17 512)	(17 512)
Borrowings from shareholders and other related parties		(69 707)	(69 707)

Total	(5 420)	(419 104)	(424 524)

4.	Critical accounting estimates and assumptions

The Group makes estimates and assumptions concerning the future. Estimates and judgments are continually evaluated, and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are outlined below.

Estimated impairment of goodwill

The Group tests annually whether goodwill has suffered any impairment, in accordance with the accounting policy stated in note 2.5. The recoverable amounts of cash generating units have been determined based on fair value less costs to sell calculations. These calculations require the use of estimate.

Purchase price allocation

Purchase price allocations conducted by the Group with respect to business combinations entered into, require the use of significant estimates pertaining to the calculation of the fair value of assets acquired and liabilities assumed, primarily identifiable intangible assets.

Deferred tax assets

The Group is subject to income tax in numerous jurisdictions. Significant judgment is required in determining the portion of tax losses carried forward which can be offset against future taxable profit. In order to assess if there is any future benefit, forecasts are made of the future taxable profits by legal entity. Actual tax outcomes could vary significantly from the amounts that were initially recorded. Such differences will impact the current and deferred income tax assets and liabilities in the period in which such determination is made (Note 14).

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

Useful lives of depreciable and amortizable assets

Group management estimates the useful asset lives and the related depreciation and amortization costs in respect of all its fixed assets and intangible assets. The estimate is based on the expected life cycle of the Group’s products. Estimates may vary significantly commensurate with changes in customer installations and quits and other technological changes.

Provision for contingencies

Estimating provisions management considers the likelihood that cash resources will indeed be diverted towards a settlement of the liabilities, and also considers its estimate of the present value of the cash flows expected to be required for the settlement of existing liabilities.

Previous parent company costs allocation (predecessor period only)

Costs paid by previous parent company were recognized where they are directly attributable to the entities contained within the combined financial statements.

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

5	Cash and Cash equivalents

	31.12.2015	31.12.2014

Cash at bank and in hand	10 566	22 541
Short term deposits (less than 3 months)	2 042	—

	12 608	22 541

Cash and cash equivalents include the following for the purposes of the statement of cash flows:

	31.12.2015	31.12.2014

Cash and cash equivalents	12 608	22 541
Bank overdrafts	(2 158)	—

	10 450	22 541

6	Trade receivables - net

	31.12.2015	31.12.2014

Trade receivables	73 774	65 469
Check receivable and credit card	3 365	3 094
Provision for impairment	(9 034)	(8 475)

Net trade receivables	68 105	60 088

Trade receivables that are less than three months past due are not considered impaired. As of 31 December 2015, trade receivables amounting to € 16’418 were past due but not impaired. These relate to a number of customers for whom there is no recent history of default. The ageing of these receivables is as follows:

Age analysis of trade receivables past due but not impaired

	31.12.2015	31.12.2014

0 - 90 days	10 956	9 738
90 - 180 days	2 552	2 049
180 - 360 days	1 476	1 231
> 360 days	1 434	811

Trade receivables - past due but not impaired	16 418	13 829

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

The creation and usage of provision for impaired receivables have been included in “General and administrative expenses” in the statement of comprehensive income. Movements of the group provision for impairment of trade receivables are as follows:

Movements on the provision for impairment of trade receivables

	31.12.2015	31.12.2014	Period from October 1, 2013 through December 31, 2013

Opening Balance	(8 475)	(8 990)	(8 865)
Provision for receivables impairment	(828)	(1 883)	565
Receivables written off during the year as uncollectible	506	2 438	653
Other movements	(33)	(615)	(124)
Unused amounts reversed	222	616	(1 222)
Currency translation adjustments	(426)	(41)	3

Provision amount at December 31	(9 034)	(8 475)	(8 990)

7	Prepaid and other assets

	31.12.2015	31.12.2014

Prepaid and deferred expenses	2 192	2 103
Accrued income	868	1 148
Advances to suppliers and guarantee deposits	890	559
Restricted cash	456	60
VAT receivable	183	424
Other current assets	3 178	6 547

	7 767	10 841

8	Inventories

	31.12.2015	31.12.2014

Raw materials (caps, labels)	1 513	1 017
Spare parts	4 031	2 869
Auxiliary and packaging materials	4 718	4 327
Finished goods (water, coffee machines)	7 324	5 904
Other Inventories	426	367

Total Gross Inventories	18 012	14 484
Provision for impairment	(68)	(38)

	17 944	14 446

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

9	Property, Plant and Equipment

Predecessor	Land & buildings	Vehicles	Plant, machinery	Distribution equipment	Office equipment	Leasehold improvement	Total

At 01.01.2013	11 134	3 257	16 523	28 160	1 288	2 719	63 081
Business combinations	—	15	—	127	8	—	151
Currency translation adjustments	(170)	36	339	(76)	2	35	166
Additions	175	2 033	954	8 499	330	504	12 496
Transfers	7	—	(6)	53	1	(54)	—
Disposals	(2)	(34)	(13)	(337)	(4)	—	(390)
Depreciation	(387)	(681)	(1 565)	(7 712)	(607)	(342)	(11 294)

Net book amount at 30.09.2013	10 757	4 626	16 232	28 714	1 017	2 862	64 209

At 30.09.2013
Cost	11 144	5 307	17 797	36 426	1 624	3 204	75 503
Accumulated depreciation	(387)	(681)	(1 565)	(7 712)	(607)	(342)	(11 294)

Net book amount	10 757	4 626	16 232	28 714	1 017	2 862	64 209

Total depreciation expense for the nine months period ended September 30, 2013 amounts to € 11’294 and is allocated as follow: € 9’294 in costs of goods sold, € 1’876 in sales, marketing and service expenses € 124 in general and administration expenses and € 0 in other operating expenses.

Successor	Land & buildings	Vehicles	Plant, machinery	Distribution equipment	Office equipment	Leasehold improvement	Total

At 01.10.2013	—	—	—	—	—	—	—
Business combinations (note 29)	10 941	4 631	16 260	31 358	1 936	1 833	66 959
Exchange differences	63	5	(10)	50	83	(3)	188
Additions	70	475	292	2 335	186	35	3 393
Transfers	(6)	—	6	—	—	—	—
Disposals	—	(3)	5	(514)	(3)	—	(515)
Depreciation	(134)	(289)	(540)	(2 726)	(239)	(85)	(4 013)

Net book amount at 31.12.2015	10 934	4 819	16 013	30 503	1 963	1 780	66 013

At 31.12.2013
Cost	11 068	5 108	16 553	33 229	2 202	1 865	70 026
Accumulated depreciation	(134)	(289)	(540)	(2 726)	(239)	(85)	(4 013)

Net book amount	10 934	4 819	16 013	30 503	1 963	1 780	66 013

Total depreciation expense for the year ended December 31, 2013 amounts to € 4’013 and is allocated as follow: € 3’291 in costs of goods sold, € 682 in sales, marketing and service expenses € 40 in general and administration expenses and € 0 in other operating expenses.

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

Successor	Land & buildings	Vehicles	Plant, machinery	Distribution equipment	Office equipment	Leasehold improvement	Total

At 01.01.2014	10 934	4 819	16 013	30 504	1 963	1 780	66 013
Business combinations	900	288	104	5 080	594	—	6 966
Currency translation adjustments	46	76	226	230	27	22	627
Additions	97	1 885	728	12 219	809	544	16 282
Purchase price allocation adjustment	(549)	—	—	—	—	—	(549)
Transfers	(175)	(125)	(298)	478	120	—	—
Disposals	—	(135)	(16)	(1 064)	(115)	—	(1 330)
Depreciation	(560)	(1 334)	(1 890)	(10 924)	(976)	(355)	(16 039)

Net book amount at 31.12.2014	10 693	5 474	14 867	36 523	2 422	1 991	71 970

At 31.12.2014
Cost	11 387	7 097	17 297	50 173	3 637	2 431	92 022
Accumulated depreciation	(694)	(1 623)	(2 430)	(13 650)	(1 215)	(440)	(20 052)

Net book amount	10 693	5 474	14 867	36 523	2 422	1 991	71 970

Total depreciation expense for the year ended December 31, 2014 amounts to € 16’039 and is allocated as follow: € 12’788 in costs of goods sold, € 2’578 in sales, marketing and service expenses € 596 in general and administration expenses and € 77 in other operating expenses.

Successor	Land & buildings	Vehicles	Plant, machinery	Distribution equipment	Office equipment	Leasehold improvement	Total

At 01.01.2015	10 693	5 474	14 867	36 523	2 422	1 991	71 970
Business combinations (note 29)	910	1 884	332	2 350	133	—	5 609
Currency translation adjustments	630	510	1 456	1 141	103	220	4 060
Additions	481	1 011	1 792	19 432	1 200	248	24 164
Transfers	94	—	140	(160)	(74)	—	—
Disposals	(498)	(76)	(4)	(1 481)	(129)	—	(2 188)
Depreciation	(696)	(2 119)	(2 125)	(14 569)	(1 304)	(441)	(21 254)

Net book amount at 31.12.2015	11 614	6 684	16 458	43 235	2 351	2 018	82 360

At 31.12.2015
Cost	13 004	10 426	21 013	71 454	4 870	2 899	123 666
Accumulated depreciation	(1 390)	(3 742)	(4 555)	(28 219)	(2 519)	(881)	(41 306)

Net book amount	11 614	6 684	16 458	43 235	2 351	2 018	82 360

Total depreciation expense for the year ended December 31, 2015 amounts to € 21’254 and is allocated as follow: € 16’833 in costs of goods sold, € 4’069 in sales, marketing and service expenses, € 310 in general and administration expenses and € 42 in other operating expenses.

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

10	Goodwill and other intangible assets

Predecessor	Goodwill	Customers relations	Trademarks	Other	Total

At 01.01.2013	115 140	17 092	6 137	3 988	142 356
Additions	—	—	—	1 485	1 485
Business combinations	—	648	—	—	648
Transfers	—	3	(161)	158	—
Amortization	—	(2 787)	(395)	(1 505)	(4 687)
Impairment	(17 046)	—	—	—	(17 046)
Exchange differences	(1 823)	(189)	(8)	64	(1 957)

Net book amount at 30.09.2013	96 270	14 767	5 573	4 190	120 800

Successor	Goodwill	Customers relations	Trademarks	Other	Total

At 01.10.2013	—	—	—	—	—
Business combinations	102 505	65 379	13 696	4 336	185 916
Additions	—	—	—	511	511
Amortization	—	(1 091)	(214)	(520)	(1 825)
Exchange differences	495	419	82	(16)	980

Net book amount at 31.12.2013	103 000	64 707	13 564	4 311	185 582

Successor	Goodwill	Customers relations	Tradenames	Other	Total

At 01.01.2014	103 000	64 707	13 564	4 311	185 582
Business combinations	31 359	12 426	177	2 209	46 171
Amortization	—	(6 897)	(1 144)	(2 311)	(10 352)
Currency translation adjustments	1 431	881	120	70	2 502

Net book amount at 31.12.2014	135 790	71 117	12 717	4 279	223 903

At 31.12.2014
Cost	135 790	79 105	14 075	7 110	236 080
Accumulated amortization and impairment	—	(7 988)	(1 358)	(2 831)	(12 177)

Net book amount	135 790	71 117	12 717	4 279	223 903

Successor	Goodwill	Customers relations	Tradenames	Other	Total

At 01.01.2015	135 790	71 117	12 717	4 279	223 903
Business combinations (note 29)	25 814	8 173	1 980	81	36 048
Additions	412	180	—	2 090	2 682
Decrease	(295)	(374)	—	(109)	(778)
Transfers	(485)	485	126	(126)	—
Amortization	—	(9 077)	(2 080)	(2 255)	(13 412)
Currency translation adjustments	3 275	2 774	627	447	7 123

Net book amount at 31.12.2015	164 511	73 278	13 370	4 407	255 566

At 31.12.2015
Cost	164 511	90 343	16 808	9 493	281 155
Accumulated amortization and impairment	—	(17 065)	(3 438)	(5 086)	(25 589)

Net book amount	164 511	73 278	13 370	4 407	255 566

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

Goodwill Impairment Test 2015

During the fourth quarter the Group conducted its annual goodwill impairment test. Following the impairment test, the Group recorded no impairment charge. An operating segment-level summary of the goodwill allocation is presented below:

Valuation of recoverable amounts

The recoverable amount of all CGUs has been determined based on fair value less cost to disposed calculations (“income approach”, using the DCF method). This method uses post-tax cash flow projections based on a five-year business plan approved by management. Cash flows beyond the five-year plan are extrapolated using long-term growth rates.

31.12.2015

CGU	UK	France	Poland	Swiss	Spain	NL	Nordics	Baltics	Israel	Russia	Germany	Portugal
Carrying amounts	53’341	35’018	23’264	22’857	8’827	13’189	17’449	4’971	53’639	35’483	21’795	2’555

CGU	UK	France	Poland	Swiss	Spain	NL	Nordics	Baltics	Israel	Russia	Germany	Portugal
Recoverable amounts	72’269	48’638	27’175	42’716	18’228	18’662	25’737	5’694	56’659	38’511	26’310	3’978

31.12.2014

CGU	UK	France	Poland	Swiss	Spain	NL	Nordics	Baltics	Israel
Carrying amounts	51’791	35’589	25’385	21’337	9’650	3’143	16’907	4’866	53’283

CGU	UK	France	Poland	Swiss	Spain	NL	Nordics	Baltics	Israel
Recoverable amounts	59’362	41’646	25’665	27’206	13’476	6’915	21’046	4’898	58’939

Key assumptions

The key assumptions used for calculating the recoverable amounts during the 2015 test are as follows:

31.12.2015

Key assumptions

CGU	UK	France	Poland	Swiss	Spain	NL	Nordics	Baltics	Israel	Russia	Germany	Portugal
Long term growth rates	2.0%	2.0%	1.5%	1.5%	1.5%	1.5%	1.3%	1.5%	2.0%	1.5%	1.5%	1.5%
Post tax discount rates	13.0%	12.0%	12.5%	11.0%	12.5%	12.0%	12.0%	12.0%	13.0%	16.0%	11.5%	13.5%

31.12.2014

Key assumptions

CGU	UK	France	Poland	Swiss	Spain	NL	Nordics	Baltics	Israel
Long term growth rates	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	1.5%	1.0%	2.0%
Post tax discount rates	13.5%	12.5%	13.0%	12.0%	14.0%	15.0%	13.0%	14.0%	13.0%

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

Growth rates - weighted average growth rates are based on management assumptions for each specific CGU and are consistent with forecasts included in industry reports.

Discount rates - the expected net cash flows are discounted by using specific post-tax discount rates for each market. Discount rates reflect the risk factors specific to each relevant CGU.

The fair value of the CGU is level 3 measurement.

Predecessor:

During the 9 months ended September 30, 2013, Eden Springs Group recorded and impairment. The impairment reflects the difference between the purchase price of Eden Springs by Rhone and the book value included in Eden Springs combined as of this date.

Acquisition of Goodwill and Customer Portfolio

During 2015, the Group made 2 aquisitions which explains the increase of the Goodwill and the Customer Relations. The purchase price is provisional.

Nestlé Water Direct Russia LLC (RUS): 100% of the shares were acquired on 02.02.2015 for a cash consideration of € 40’498. The customer base comprises of water customers. The goodwill of € 25’814 arises from expected synergies.

Water Company (SWE): On March 1st, 2015, The water customer base was acquired for a cash consideration of € 180. No goodwill was recorded.

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

11	Other current liabilities

	31.12.2015	31.12.2014
VAT and other taxes	5 157	3 904
Employees, Social security and related payables	14 340	11 653
Liabilities arising from acquisitions	113	1 134
Accrued expenses	21 973	16 961
Others	3 069	2 475

	44 651	36 127

12	Customer deposits and prepaid income

	31.12.2015	31.12.2014
Customer deposits	19 572	17 512
Prepaid Income	13 961	13 195

	33 534	30 707

13	Provisions

	Litigation	Integration and restructuring	Retail incentive	Others	Total

At 01.01.2015	1 148	341	3 017	448	4 954
Additional provisions	—	940	1 320	98	2 358
Unused amounts reversed	(337)	(8)	—	(12)	(357)
Used during year	(5)	(721)	(3 306)	—	(4 032)
Currency translation adjustments	(2)	2	309	2	311

At 31.12.2015	804	554	1 340	536	3 234

Provisions for litigation

See Note 18

Provisions for integration and restructuring

The provision for integration and restructuring includes mainly severance costs for employees in Germany and Netherlands whose contracts have been terminated. The litigation refers to a dispute with a former landlord in France, the former employee in Poland and in Germany. The Retail incentive include provision for retail incentives, which arose in the ordinary course of the business of the Israeli activities.

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

14	Deferred income taxes

	31.12.2015	31.12.2014
Deferred income tax asset to be recovered after more than 12 months	(13 813)	(13 157)
Deferred income tax asset to be recovered within 12 months	(2 143)	(1 203)

Deferred income tax assets:	(15 956)	(14 360)

Deferred income tax liability to be recovered after more than 12 months	19 049	18 289
Deferred income tax liability to be recovered within 12 months	129	58

Deferred income tax liabilities:	19 178	18 347

Deferred income tax liablities (net)	3 222	3 987

The gross movement on the deferred tax account for the period is as follows:

	Sucessor			Predecessor
	2015	2014	Period from October 1, 2013 through December 31, 2013	Period from January 1, 2013 through September 30, 2013

Beginning of the year	3 987	4 476	—	10 676
Currency translation adjustments	195	7	115	(9)
Business Combination (note 29)	1 941	628	4 396	—
Other changes	176	(1 587)	(93)	—
Credited to income statement (Note 27)	(3 077)	463	58	(599)

End of year	3 222	3 987	4 476	10 068

At December 31, 2015 the Group had losses carried forward of € 164.0 million for which € 48.9 million deferred tax asset was recognized. € 152.7 million have no expiration term; the remaining € 11.3 million losses carried forward will expire in years 2016 to 2024. No tax losses have been considered for Hydra Dutch Holdings 2 B.V. The movement in deferred income tax assets and liabilities during the period is as follows:

Taxable temporary differences (Deductible temporary differences)

Successor	Accelerated Tax Depreciation	Intangibles	Others	Total
At 01.10.2013	—	—	—	—
Charged to income statement	822	198	30	1 050
Business Combination	2 197	17 154	21	19 372
Transfer	—	—	—	—
Exchange differences	18	61	26	105

At 31 December 2013	3 037	17 413	77	20 527

	Provisions	Tax losses	Others	Total
At 01.10.2013	—	—	—	—
Credited (charged) to income statement	(108)	(1 029)	145	(992)
Business Combination	(780)	(13 345)	(851)	(14 976)
Transfer	—	—	—	—
Credited directly to equity	—	—	(93)	(93)
Exchange differences	—	4	6	10

At 31 December 2013	(888)	(14 370)	(793)	(16 051)

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

Successor	Accelerated Tax Depreciation	Intangibles	Others	Total
At 01.01.2014	3 037	17 413	77	20 527
Credited to income statement	(32)	(1 394)	165	(1 261)
Charged (credited) to other comprehensive income	—	(1 050)	—	(1 050)
Business Combination	—	637	—	637
Transfer	—	—	—	—
Currency translation adjustments	(60)	171	(617)	(506)

At 31 December 2014	2 945	15 777	(375)	18 347

	Provisions	Tax losses	Others	Total
At 01.01.2014	(888)	(14 370)	(793)	(16 051)
Credited (charged) to income statement	(186)	2 425	(512)	1 726
Credited to other comprehensive income	2	(12)	(528)	(538)
Business Combination	(10)	—	—	(10)
Transfer	—	—	—	—
Currency translation adjustments	10	(93)	596	513

At 31 December 2014	(1 072)	(12 050)	(1 237)	(14 359)

Successor	Accelerated Tax Depreciation	Intangibles	Others	Total
At 01.01.2015	2 640	15 477	230	18 347
Credited to income statement	(1 092)	(461)	33	(1 520)
Business Combination	189	1 752	—	1 941
Transfer	276	(403)	—	(127)
Currency translation adjustments	53	512	(28)	537

At 31 December 2015	2 066	16 877	235	19 178

	Provisions	Tax losses	Others	Total
At 01.01.2015	(1 078)	(11 702)	(1 580)	(14 360)
Credited (charged) to income statement	51	(2 125)	517	(1 557)
Credited to other comprehensive income	—	—	176	176
Business Combination	96	—	(96)	—
Transfer	—	127	—	127
Currency translation adjustments	(119)	(85)	(138)	(342)

At 31 December 2015	(1 050)	(13 785)	(1 121)	(15 956)

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

15	Employee rights

A. The Group contributes to retirement benefit schemes in conformity with the laws and usual practices of countries where the Group operates. As a result of contributions paid under such schemes to private or state sponsored pension funds, the companies have no significant actuarial liability, with the exception of Switzerland and Israel.

B. The Israeli companies’ pension and severance pay obligation to its employees in Israel under section 14 to the Israel Severance Pay Law is covered by regular contributions to defined contribution plans. The amounts funded as above are not reflected in the balance sheet.

C. The Israeli companies have the obligation to pay severance pay to their employees, constituting defined benefit plans. In respect of this obligation, the companies have amounts funded and retirement insurance coverage (known in Israel as senior employees insurance) to which subsidiaries contribute. The amount of net severance pay obligation, as presented in the balance sheets for December 31, 2015 , reflects the difference between the obligation for severance pay and the severance pay plan asset.

D. Management Equity Plan

On October 23, 2013, the closing date of the acquisition of Eden, certain management members (“Grantees”) were allotted shares in Hydra Luxembourg Holdings S.a.r.l. (“Hydra Luxembourg”), who indirectly controls the Company which was invested by the Grantees in the share capital of Hydra Luxembourg (the “Management Investment”). The initial allotment is 11% of the share capital of Hydra Luxembourg, with an additional one percent to be allotted to the Grantees if minimum EBITDA targets would be met over a pre defined period following the date of grant. The agreement also defines the method of calculation of the returns the allotted shares would be entitled to out of the total returns of Hydra Luxembourg.

The plan prescribes a graded vesting schedule which ends after five years from the date of grant. Under the plan, the Grantees would be entitled to receive a cash consideration upon leaving Hydra 2, which would be determined based on whether the shares have vested and whether they would meet the definition of a “good leaver” in the plan.

Grantees who leave Hydra 2 in the future would receive a cash consideration equal to the fair value for their vested shares, provided the definition of a “good leaver” is met. Otherwise, a leaver would receive a cash consideration equal to the lower of his initial investment and fair value of the shares allotted to him.

The Company has accounted for the transaction under the provisions of IFRS 2, Share Based Payment. Since the fair value of the allotted shares approximated the Management Investment amount, the fair value of the granted benefit was calculated to approximate zero and, thus, no compensation expenses are to be recognized in the Company’s consolidated financial statements.

E. Swiss Defined Benefit Plans

Apart from the social security plans fixed by the law, the Swiss entities Eden Springs (Switzerland) SA and Eden Springs International SA sponsor two independent pension plans.

All employees are covered by these plans, which are defined benefit plans. Liabilities and assets are revised periodically by an independent actuary.

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

F. Pension benefits

The amounts recognised in the balance sheet are determined as follows :

	31.12.2015	31.12.2014

Present Value of funded obligations	21 958	19 206
Fair value of plan assets	(16 709)	(13 966)

Liability in the balance sheet	5 250	5 240

The amounts recognised in the income statement are as follows :

	2015	2014	Period from October 1, 2013 through December 1, 2013

Current service cost	1 644	1 268	449
Interest cost	168	159	135
Expected return on plan assets	—	—	(99)
Others	(1 135)	(904)	(1)

Total	677	523	484

Split of the total charges :

	2015	2014	Period from October 1, 2013 through December 1, 2013
Cost of goods sold	57	62	16
Selling and Marketing expenses	356	257	62
Selling expenses	90	152	33
Administrative expenses	75	(41)	358
Finance expenses	99	93	15

	677	523	484

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

The main assumptions used for the calculation of the pension liabilities and the defined benefit obligation for the year 2015 are the following:

	2015	2014
	%	%
Discount rate	1.00 - 4.80	2.30 - 5.30
Expected return on plan asset	4.00 - 4.70	3.90 - 5.20
Future salary increases	0.50 - 3.50	1.00 - 3.50
Future pension increase	0.25 - 0.50	0.20 - 0.50

	%	%
Turnover	0% - 64%	0% - 64%
Inflation rate	1.70% - 2.80%	1.70% - 2.80%

16	Borrowings

	31.12.2015	31.12.2014
Non-Current
Senior secured notes and bank borrowings, net	295 378	201 252
Finance lease liabilities	3 238	3 618

	298 616	204 870

Current
Bank borrowings, net	2 158	1 000
Finance lease liabilities	1 203	1 218
Loan from minority, net of minority debt	—	319
Other borrowings	1 406	52 579

	4 767	55 116

Total borrowings	303 383	259 986

On 29 April 2014, Hydra Dutch Holdings 2 BV successfully issued a Floating Rate Senior Secured Notes of EUR 210 million traded on the Luxembourg Stock exchange, as well as a Revolving Credit Facility of EUR 45 mio. At the same time the existing bank financing facilities were repaid.

The Senior Secured Note is issued with a 3-months EURIBOR plus 5.5% per annum, reset quarterly. Payments are quarterly in arrears and maturity is on 15 April 2019. The proceeds were used to repay the existing bank loan, repay related party loans of €50 million and pay the transactions fees. Hydra 2 may redeem prior to 15 April 2015 – all or part – at a ‘make-whole’ premium equal the net present value of the remaining interest payments to 15 April 2015 plus 1% margin, between 15 April 2015 and 15 April 2016 at 101% and at a 100% thereafter. The Notes and Guarantees will be secured by first-ranking security interests over all the capital stock of Hydra 2 and certain of its subsidiaries, intercompany receivables, bank accounts and intellectual property and certain of its subsidiaries and substantially all assets of certain subsidiaries.

The Revolving Credit Facility is issued with an initial 3.5% margin plus EURIBOR and the maturity is on 29 January 2019. Hydra 2 may make a voluntary prepayment or cancellation at any time without penalty on 5 or 3 Business days respectively. The security securing the Notes will also secure on a ‘super senior’ basis the Company’s obligations under the Revolving Credit Facility and certain hedging obligations.

On 29 January 2015, Hydra 2 successfully issued EUR 160 million of 8% Senior Secured Notes due 15 April 2019 comprising of EUR 35 million of Exchange Notes of the existing EUR 210 million Floating Rate Senior Secured Notes due 2019 and EUR 125 million of New Cash Notes to finance the acquisition of the Nestle Waters Direct water solutions businesses in Germany, the Netherlands, Portugal, Russia and Poland from Nestle Waters as well as repaying in full the utilization of the Bridge facility.

The Notes are redeemable by Hydra 2 at any time prior to their maturity, based on prices and terms stipulated in the Notes agreement which include a make-whole call premium if the Notes are redeemed prior to 1 February 2017.

Therefore, on 29 January 2015, Hydra 2 used the first portion of the proceeds from the New Cash Notes to repay EUR 53.2 million of the Bridge Facility that was partially drawn on 28 November 2014 in connection with the first stage of the acquisition of three of the five Nestle Waters Direct water solutions businesses from Nestle Waters. The closing date for the acquisition of the businesses in the Netherlands, Portugal and Germany occurred on 1 December 2014.

On 2 February 2015, Hydra 2 used a second portion of the proceeds from the New Cash Notes to settle the purchase price for the acquisition of Nestle Waters Direct water solution business in Russia. The remainder of the proceeds from the New Cash Notes was deposited into an Escrow Account held with the Escrow Agent in the name of Hydra 2 pursuant to an Escrow Agreement. This remainder of the proceeds from the New Cash Notes was to be used to pay the purchase price for the acquisition of Nestle Waters Direct water solution business in Poland.

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

As the acquisition of Nestle Water Direct Poland did not occur on or prior to 31 October 2015 (the “Polish NWDE Closing Date”) Hydra 2 redeemed EUR 34.9 million in aggregate principal amount of EUR 160 million 8% Senior Secured Notes due 2019 (the “Notes”) at a price equal to 101% of that aggregate principal amount of the Notes plus accrued but unpaid interest on 9 November 2015 (the “Redemption Date”). Following the Redemption Date, the outstanding principal amount of the Notes is EUR 125.1 million.

On 30 October 2015 Hydra 2 secured an increase of the existing Revolving Credit Facility Agreement (the “RCF”) that was entered on 15 April 2014. The RCF increased from an aggregate amount of EUR 45 million to EUR 65 million.

The maturity of the borrowings are as follow:	31.12.2015	31.12.2014

6 months or less	4 297	54 606
6-12 months	470	510
1-7 years	298 616	204 870

	303 383	259 986

Current effective interest on Senior secured notes at the company	8.1%	7.6%
Current effective interest on Long term bank credit at Israeli activities	N/A	3.8%

The Group borrowings are denominated in the following currencies:	31.12.2015	31.12.2014
Euro	298 588	254 909
New Israeli Shekels	3 438	4 068
Polish Zloty	926	498
Swiss Franc	431	498
Other currencies	—	13

	303 383	259 986

The fair value of current liabilities approximates their carrying amount, as the impact of discounting is not significant. Consequently the fair values have not been separately disclosed.

The fair value of long-term bank liabilities approximates their carrying value, since they bear interest at variable market rates.

17	Derivative Financial instruments

	31.12.2015	31.12.2014
	Liabilities	Liabilities
Non current interest rate SWAP derivative	5 201	5 240

The Group uses interest rate swaps (hereafter - IRS) to manage its exposure to interest rate risks resulting from financing arrangements. These derivative instruments are floating-to-fixed interest rate swaps which have the economic effect of converting borrowings from floating rates to fixed rates.

In the course of 2014, following the issuance of EUR 210 million floating rate Notes, the Group adapted its hedging coverage structure through the combination of existing and new interest rate swaps (pay fixed, receive variable) in order to reduce the exposure from the risk of variability in cash flows associated with recognized liabilities. Therefore, Swaps duration was extended to match the underlying financing instrument maturity of 15 April 2019 and the outstanding IRS amount was increased to reach 80% of the floating rate senior secured notes financing amortizing over the years.

In January 2015, as part of the EUR 160 million issuance of 8% senior secured notes, a portion of EUR 35 million of the existing EUR 210 million floating rate senior secured notes has been exchanged into the EUR 160 million fixed 8% senior secured notes. Therefore, the EUR 210 million aggregate principal of floating rate senior secured notes was reduced to EUR 175 million. As a consequence, the IRS coverage mechanically increased from 80% to 96% of the floating rate senior secured notes.

Gains and losses were recognised in the Income Statement.

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

18	Commitments and Contingent liabilities

A. Commitments

Operating lease commitments

The Group has operating lease agreements for the rental of warehouses, office spaces and distribution centers in various locations for periods ending in 2016 through 2020. The annual rental payments under such leases are mainly linked to the CPI. In addition, The Group has operating lease agreements for the vehicles they use, for periods ending in 2016 through 2021. The annual rental payments under such leases are linked to the CPI (=Consumer Price Index).

The Group place deposits with several leasing companies to secure the payment of rental for the last months of the lease.

The future aggregate minimum lease payments under operating leases as of December 31, 2015 are as follows:

	31.12.2015	31.12.2014
2015		9 922
2016	11 193	7 882
2017	8 602	6 172
2018	6 145	4 519
2019	3 901	5 206
Later than 2019	5 027	—

	34 868	33 701

Other commitments

1.) Mey Eden Marketing (2000) Ltd., an Israeli subsidiary (hereafter - MEM) has entered into a distribution agreements with Jafora Tabori Ltd. (hereafter – Main agreement and Tabori, respectively). Pursuant to the Main agreement, Tabori is to serve as the exclusive distributor of all the small-packs of mineral water products that are produced and/or imported by the group and/or that are marketed under the brand name “Mey Eden”, including future products, in all areas of Israel with the exception of the city of Eilat and the Palestinian Authority. In consideration for the distribution rights, MEM shall pay Tabori a fixed distribution commission. Tabori is to purchase the products for distribution from MEM at the price to retailers, net of the aforementioned distribution commission. The Main agreement is for a period of 10 years. At the end of this period, the Main agreement will be automatically renewed for an additional 10-year periods. Either party is entitled to call for the termination of the Main agreement at any time after the first 10 years period, subject to 36 months’ prior notice. If an exemption from the need to obtain an authorization for an agreement in restraint of trade is not received from the antitrust commissioner for a part of the first period or subsequent periods, the period of the Main agreement is to be cut short in accordance with the authorized periods of exemption.

In June 30, 2004, the Commissioner approved a 5-year exemption from the need to obtain authorization for an agreement in restraint of trade, commencing from the date of the approval. On March 28 2010, the Commissioner extended the authorization for 5 years commencing this date.

On December 2014 MEM requested a renewal of the exemption from the antitrust commissioner which was received on September 2015 for another 5 years.

2.) On November 2013 Mey Eden Bar - First Class Services Ltd., and Israeli subsidiary (hereafter - MEB) and Tabori entered into a distribution agreement regarding distribution of Tabori products (soft drinks bottles) by MEB in Eilat in its surroundings (hereafter –Eilat Agreement). The Eilat Agreement is materially a mirror like agreement to the Main Agreement. The period of the Eilat Agreement is linked to the Main Agreement. In consideration for the distribution rights, Tabori shall pay MEB a fixed distribution commission. The parties requested an exemption from the antitrust commissioner regarding the Eilat Agreement, which was received on September 2015 for another 5 years.

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

3.) On November 9, 2015 Mey Eden Bar - First Class Services Ltd. (hereafter - MEB) entered into an agreement with Electra Consumer Products (1951) Ltd. regarding the sale of Electra’s activities in the field of water coolers.

Under the agreement, Electra will sell and transfer all their activity including the inventory of water coolers, spare parts, rights and obligations in accordance with customer agreements, intellectual property rights; agreements with manufacturers and licenses; all as specified in the agreement.

The Closing is subject to fulfillment of conditions precedent stipulated in the agreement, including the approval of the Antitrust Commissioner, approval from the manufacturers to assign their agreements with Electra to MEB, and the absence of a critical finding, as defined in the agreement in the due diligence that will be performed by MEB.

For the sale of all the operations (except inventory), MEB will pay NIS 21,3 million (approximately € 5.0 million) plus VAT, subject to the payment adjustment mechanism stipulated in the agreement in relation to the findings of the due diligence. Half of the consideration will be paid upon closing and the rest will be paid (without interest or linkage carry) in monthly installments for the period and the manner prescribed in the agreement. In addition, in exchange for the acquired inventory, MEB will pay the cost of inventory acquired less a deduction amount stipulated in the agreement. See Note 28 - Subsequent events.

B. Contingencies

1) The French, Polish, Israeli and German subsidiaries are involved in legal actions in the ordinary course of business. The total amount thereof is approximately € 968 thousand. A total provision of € 804 thousand is recorded as of 31 December 2015.

2) On March 13, 2011, a lawsuit filed by Comite Interprofessionnel du Vin de Champagne (CIVC) to the Tel Aviv District Court and against the Company, Mr. Raanan Zilberman, Mey Eden Production, Mey Eden Bar, Mey Eden Marketing, Mey Eden Ltd and Mr. Eyal Carmi, the former CEO of the Israeli subsidiaries. The lawsuit is related to the Israeli subsidiaries activity. The lawsuits main argument is that marketing and advertising products under the symbol of “Mey Eden -nature’s champagne”, allegedly violating CIVC intellectual property rights. On May 19 2015, the District Court issued a judgment in favor of the CIVC. The Court determined that the slogan “Mey Eden - Nature’s Champagne” infringes the CHAMPAGNE Registered Appellation of Origin that the use of the slogan amounts to Passing-Off and Dilution of the goodwill in Champagne. The Court rejected CIVC causes of action of Trademark Infringement, unjust enrichment and infringement of Geographical Indication. Following the judgement, The Group paid a total sum of NIS 710 thousand (approximately € 167 thousand) (which includes damages, attorney fees and court fees and expenses, as ruled by the district court).

3) On 29 September 2014 a request for a class action was filed against Mey Eden Bar - First Class Services Ltd. (hereafter -MEB) by a former HOD customer. The plaintiff claims that MEB raised the prices of the HOD dispensers without a proper prior notice, that the total amount of the raises was unreasonably high and that the in some of the raises the notice of the raise was not in line with the actual raise. The plaintiff estimated the total damages to all MEB customers in the sum of NIS 67 million (approximately € 15.8 million) . See Note 28 - Subsequent events.

4) On 25 February 2015 a request for a class action was filed against Mey Eden Bar - First Class Services Ltd. (hereafter -MEB) in the sum of NIS 444 million (approximately € 104 million) . The plaintiff’s claim is that the UV light in the company’s water bars marketed by MEB did not function as it was supposed to. At this stage, the probabilities of the claim being accepted and that financial resources will be required to discharge the claim, could not be estimated by the company and the company’s lawyers.

5) On July 20, 2015, a request for a class action was filed against Manufacturing in the sum of NIS 7 million (approximately € 1.6 million). The plaintiff’s claim is that the components markings on the company’s water containers produced by Manufacturing are deviating from an Israeli standard, because it is printed on the back part of the external wrapping of the water containers. On January 16 2016, the court approved the dismissal of the request for a class action after Manufacturing agreed to pay attorney’s fee and compensation in the amount of NIS 20 thousand (approximately € 5 thousand).

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

19	Guarantees given and pledged assets

Description /Type of Asset	31.12.2015

Real estate in Hamilton (production, warehouse and offices)	1 364

The above amount corresponds to the net book value of the building. This guarantee relates to the long-term mortgage in the UK.

For the senior secured notes and the revolving credit facility, the following companies have been nominated as guarantors:

- Eden Springs Europe B.V

- Eden Springs Nederland B.V

- Eden Springs Sp. z o.o.

- Eden Springs (Europe) S.A.

- Eden Springs (Norway) AS

- Eden Springs (Sweden) AB

- Eden Springs (Switzerland) S.A.

- SEMD S.A.

- Eden Springs International S.A.

- Eden Springs UK Limited

- Kafevend Holdings Limited

- Kafevend Group Limited

- Eden Water & Coffee Deutschland GmbH

- LLC Eden Springs

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

20	Share Capital

The issued capital amount is € 1 (one euro). The total issued number of share is 1, with a par value of € 1. The share issued is fully paid.

21	Other reserves

	OCI Pension Fund	OCI Available for sale financial assets	OCI Cash Flow Hedges	OCI Transactions with NCI	OCI Other reserves
Predecessor
At 01.01.2013	—	—	(3 494)	(194)	(3 688)
Remeasurment	—	15	1 237	—	1 252

At 30.09.2013	—	15	(2 257)	(194)	(2 436)

Successor
At 01.10.2013	—	—	—	—	0
Remeasurment	(150)	—	—	—	(150)

At 31.12.2013	(150)	—	—	—	(150)

At 01.10.2014	(150)	—	—	—	(150)
Remeasurment	(888)	16	—	—	(872)

At 31.12.2014	(1,038)	16	—	—	(1 022)

At 01.10.2015	(1,038)	16	—	—	(1 022)
Remeasurment	667	3	—	—	670

At 31.12.2015	(371)	19	—	—	(352)

22	Related-parties

The following transactions were carried out with related parties:

	Successor			Predecessor
	2015	2014	Period from October 1, 2013 through December 31, 2013	Period from January 1, 2013 through September 30, 2013

Purchases of goods and services

Management fees and transaction related costs	1 601	3 439	2 969	—

Key management compensation
Salaries and short-term employee benefits	2 979	2 892	485	1 990
Post-employment benefits	436	452	113	286

Total Key management compensation	3 415	3 344	598	2 276

Interests to related parties	5 606	6 348	1 126	—
Interests from related parties	—	—	—	2 352

Net interests	(5 606)	(6 348)	(1 126)	2 352

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

Shareholders borrowing and payable to parent company

	31.12.2015	31.12.2014
Borrowings from related party *	75 623	69 707

	31.12.2015	31.12.2014
Receivables from related parties	71	71
Payable to related parties (short-term)	91	92

*	On 23 October 2013 the Company entered into a loan agreement with Hydra Luxembourg Finco S.à.r.l. for an amount of EUR 70,255,399. On 27 November 2014 EUR 25,000,000 has been repaid. The loan has a duration of 7 year and bears an interest rate of 8.1576%. Unpaid interest is added to the principal.

On 23 October 2013 the company entered into a loan agreement with Hydra Luxembourg Finco S.à.r.l. for an amount of EUR 1,701,095. An additional loan of EUR 15,277,608 has been agreed on 29 April 2014. The loans have a duration of 7 years and bear an interest rate of 8.1576%. Unpaid interest is added to the principal.

On 13 March 2015 the Company entered into an interest free intercompany loan agreement with its Shareholder Hydra Luxembourg S.à.r.l. with effective date 29 January 2015 for the amount of EUR 500,000. The loan has a duration of 6 years.

23	Expenses by nature

	Successor			Predecessor
	2015	2014	Period from October 1, 2013 through December 31, 2013	Period from January 1, 2013 through September 30, 2013

Depreciation and amortization (9 and 10)	34 666	26 391	5 838	15 981
Impairment of goodwill	—	—	—	17 046
Employee benefit expense (Note 25)	116 799	85 662	18 965	59 294
Raw materials and consumables used	78 876	63 844	11 925	38 266
Transportation costs	9 278	7 942	1 605	5 241
Vehicles expenses	20 147	17 329	4 165	12 855
Commissions (dealers)	23 207	18 723	3 866	13 693
Maintenance and rent	15 371	12 548	2 947	8 936
Communication	2 240	1 792	432	1 284
Professional fees	6 921	5 047	1 170	3 920
Travel and entertainment	2 353	2 184	585	1 283
Advertising and promotion	5 901	5 193	1 568	3 480
Office expenses	3 391	2 452	570	1 768
Management fees charged by shareholders	—	—	190	—
IT central costs	—	—	1 002	2 809
Other expenses	8 198	10 257	2 377	7 151

Total	327 346	259 364	57 205	193 007

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

24	Other Operating Expenses

	Successor			Predecessor
	2015	2014	Period from October 1, 2013 through December 31, 2013	Period from January 1, 2013 through September 30, 2013
Acquisition and integration costs	12 258	5 175	958	1 902
Other	9 682	11 536	1 744	2 500

	21 940	16 711	2 702	4 402

25	Employee benefit expense

The following staff expenses are included in the Statement of Comprehensive Income (Cost of Goods sold, Service expenses, Selling expenses, General and Administration Expenses and Other operational expenses):

	Successor			Predecessor
	2015	2014	Period from October 1, 2013 through December 31, 2013	Period from January 1, 2013 through September 30, 2013

Salaries	88 462	63 946	13 966	43 696
Social charges	14 316	11 966	2 529	7 994
Defined contributions plans	3 725	2 984	235	1 779
Pension benefit plans (Note 15)	5 229	3 239	483	773
Others	5 067	3 527	1 752	5 052

Total salaries and related expenses	116 799	85 662	18 965	59 294

26	Financial income / (expenses)

	Successor			Predecessor
	2015	2014	Period from October 1, 2013 through December 31, 2013	Period from January 1, 2013 through September 30, 2013

Foreign exchange gain	2 813	4 554	459	1 784
Interest income	128	(28)	2	226
Interest income from related parties	—	—	—	2 352
Other Income	551	175	169	33

Total Financial income	3 492	4 701	630	4 395

Foreign exchange loss	4 891	980	433	2 069
Interest expense	24 741	18 458	2 708	6 642
Interest expense with related parties	5,606	6 348	1 126	—
Amortization of capitalised financial costs	5 780	12 761	217	5 051
Other expenses	529	452	151	1 095

Total Financial expenses	41 547	38 999	4 635	14 857

Total Financial income	3 492	4 701	630	4 395
Total Financial expenses	(41 547)	(38 999)	(4 635)	(14 857)

Net Financial expenses	(38 055)	(34 298)	(4 005)	(10 462)

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

27	Taxation

	Successor			Predecessor
	2015	2014	Period from October 1, 2013 through December 31, 2013	Period from January 1, 2013 through September 30, 2013
Current taxes	(3 634)	(2 063)	(1 598)	(3 794)
Deferred taxes (Note 14)	3 077	(463)	(58)	(599)
Previous years	907	188	(14)	(21)
Other tax	(422)	(480)	—	(360)

	(72)	(2 818)	(1 670)	(4 774)

The tax on the group’s loss before tax differs from the theoretical amount that would arise using the weighted average tax rate applicable to losses of the consolidated entities as follows:

Loss before tax	(31 525)	(27 229)	(11 376)	(8 476)

Tax calculated at domestic tax rates applicable to profits in the respective countries	8 620	6 923	2 994	(3 282)
Tax losses for which no deferred tax asset was recognized	(10 563)	(13 797)	(3 802)	(2 161)
Expenses not deductible for tax purposes	517	(221)	(883)	(558)
Income not subject to tax	1 033	1 252	261	1 342
Revenues subject to Income tax at lower rate	—	—	—	(307)
Tax credits or special allowances	—	—	3	—
Adjustments in respect of prior years	907	289	96	(109)
First time recognition of deferred tax asset on losses carried forward	—	(266)	74	—
Change in valuation of deferred tax assets	—	—	78	198
Utilization of previously unrecognised tax losses	—	3 108	156	659
Effect of changes in tax rate on opening deferred tax balances	20	52	(59)	—
Other	(606)	(158)	(588)	(556)

Tax benefit	(72)	(2 818)	(1 670)	(4 774)

The weighted average applicable tax rate was 25%.

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

a. Taxation of companies resident in Israel:

1) Results measurements for tax purposes

Measurement of results for tax purposes under the Income Tax (Inflationary Adjustments) Law, 1985 (hereafter - the inflationary adjustments law) Under the inflationary adjustments law, results for tax purposes till the end of the 2007 tax year were measured in real terms, having regard to the changes in the CPI.

The Group was taxed under this law. In accordance with the provisions of the Income Tax (Inflationary Adjustments) (Amendment No. 20) Law, 2008 (“the amendment”), the Group will no longer be subject to the provisions of the inflationary adjustments law as from the 2008 tax year. In accordance with the provisions of the amendment, transitional regulations have been promulgated with respect to the cessation of applicability of the provisions of the inflationary adjustments law.

2) Tax rates

On December 6, 2011, the Israeli Parliament (the Knesset) passed the Law for Tax Burden Reform (Legislative Amendments), 2011 (“the Law”) which, among others, cancels effective from 2012, the scheduled progressive reduction in the corporate tax rate. The Law also increases the corporate tax rate to 25% in 2012, and thereafter.

On August 5, 2013, the Law of Change in National Priorities (Legislative Achieve Budget for the Years 2013 and 2014), 2013, was published, which provided, inter alia, raising the corporate tax rate to a rate of 26.5% from 2014 and thereafter.

In January 2016 the corporate tax rate from 2016 and thereafter was reduced to 25% according to a law that was approved in January 2016. Had the law been approved at December 31, 2015, the deferred tax asset as of December 31, 2015 would have decreased in the amount of approximately EUR 34 thousand, with corresponding decrease in deferred tax income in the income statement.

b. Subsidiaries resident overseas

Subsidiaries incorporated in Europe are subject to the taxing statutes of their respective countries of residence. The principal tax rates applicable to the principal overseas-resident subsidiaries are as follows:

Companies incorporated in the Netherlands – 25.5%;

Companies incorporated in the United Kingdom – 23.25%;

Companies incorporated in France – 33.34%;

Companies incorporated in Poland – 19%;

Companies incorporated in Switzerland – 22.64%.

Companies incorporated in Russia – 20.00%

As a general rule, inter-company transactions between Israel-resident companies and European subsidiaries are subject to the reporting provisions of the Income Tax (Determination of Market Conditions) Regulations, 2006.

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

c. The Israeli Encouragement Laws:

1) Tax benefits under the Capital Investments Encouragement Law, 1959

Under the provisions of the Capital Investments Encouragement Law, 1959 (“the law”), certain subsidiaries are entitled to various tax benefits by virtue of the status of approved enterprise accorded to the qualifying operations of those subsidiaries, as follows:

a) Reduced tax rates

During the period of benefits - commencing in the first year in which the companies earn taxable income from the approved enterprise – such income will be tax exempt for ten years, as follows: Tax exemption for ten years on income from expansion of a certain approved enterprise, for which it had previously opted for the “alternative benefits” track (involving the waiver of investment grants); the period of benefits for this expansion has not yet began. In the event of the distribution of cash dividend out of income that was tax exempt, the Companies would have to pay the 25% in respect of the amount distributed.

b) Accelerated depreciation

The Companies are entitled to claim accelerated depreciation as provided by law, commencing in the first year of operation of each asset, in respect of machinery and equipment used by the approved enterprise.

c) Benefit-related conditions

The entitlement to the above benefits is conditional upon the Companies fulfilling the conditions stipulated by the law, regulations published thereunder and the instruments of approval for the specific investments in approved enterprises. In the event of failure to comply with these conditions, the benefits may be cancelled and the Companies may be required to refund the amount of the benefits, in whole or in part, with the addition of interest. Company’s management is on the opinion that the Companies meet the conditions stipulated in the instrument of approval.

2) Industry (Taxes) Encouragement Law, 1969

Some of the Group’s companies are an “industrial company”, as defined by this law. As such, the companies are entitled to claim depreciation at increased rates, as stipulated by regulations published under the inflationary adjustments law.

d. Tax assessments

Final tax assessenets have been raised on two subsidiaries for tax years up to and including the 2011 tax year. Self-assessement filed by Israeli Subsidiaries for the tax years up to 2008, are considered to be final.

28	Subsequent events

On 7 June 2016 Hydra Luxembourg Holdings S.á.r.l – the shareholders of the Company – has entered into a Share Purchase Agreement to sell the sole issued and outstanding share capital of the Company to Carbon Acquisition Co B.V., a wholly owned subsidiary of Cott Corporation for an amount of EUR 470 million subject to customary adjustments for cash, debt, working capital and other items (the “Acquisition”). The closing of the Acquisition is subject to satisfaction of certain conditions, including receipt of required antitrust approvals, but is not subject to any financing condition. The Share Purchase Agreement is subject to termination if the conditions are not satisfied on or before October 31, 2016, or such later date as the parties may agree.

With respect to the 29 September 2014 class action filed against Mey Eden Bar – First Class Service Ltd. (“MEB”) by a former HOD customer the parties signed a settlement agreement on 6 April 2016 in which an expert will be appointed to examine past price increases and check if they were legally carried out. MEB will then compensate its customers in the sum equal to 40% of the total sums that will be found by the expert (“Total COMPENSATION”) plus the plaintiff compensation and legal fees in the amount equal to 20% of the total compensation fee. The agreement was submitted to court for its approval on April 18, 2016. At this stage, the company and the company’s lawyers estimate that the probability that financial resources will be required for the discharge of the liability underlying the Claim, in addition to the Total Compensation set forth in the Agreement, is lower than the probability that no such resources will be required. At this stage, despite the fact that we do not anticipate any critical adverse effect on our business arising from this legal proceeding, we estimate that the actual exposure under this claim will range between €0.2 million and €0.5 million.

On 1 February 2016, the Group completed the third stage of the acquisition of the Nestlé Waters Direct (NWD) business in Poland. Due to anti-trust regulations and competition law in Poland we were able to acquire a portion of the NWD Polish business. The remaining assets that were not purchased by us were transferred to a third party company named GetFresh Sp. z o.o. (GetFresh). The overall purchase consideration for the assets transferred to us and the assets transferred to GetFresh amounts to EUR 32.7 million including a recoverable VAT amount of EUR 5.7 million. GetFresh remitted the purchase price by issuing EUR 10.9 million bonds in favor of Eden Springs Europe B.V. The EUR 18.2 million purchase price for the assets transferred to us has yet to be allocated, and will be preliminarily assigned to the fair values of assets acquired and liabilities assumed, during the quarter ending 31 March 2016 when disclosure of such provisional amounts will be provided. This third step of the NWD acquisition was entirely funded using borrowings under the revolving credit facility agreement.

On 20 June 2016, date of approval of the accounts Hydra Dutch Holdings 1 B.V. had no subsequent event leading to a modification of the financial statements.

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

29	Business combinations

In 2015 acquired business contributed revenues of € 20’371 since the acquisition dates. If the acquisitions had occurred on 1 January 2015, the acquired businesses, for the period would have contributed revenues of € 21’822. The Nestlé Waters Direct Russia entity is consolidated as of February 1st, 2015.

Details of net assets acquired and intangibles are as follows:

Purchase consideration:	Nestlé RUS
31/12/2015
Cash consideration	40 498

Total Purchase Consideration	40 498
Fair Value of Net Assets Acquired	(14 684)

Goodwill	25 814

The total fair values of the assets and liabilities in the acquiree’s financial statements are as follows:

31/12/2015
Purchase consideration settled in cash	40 498
Cash in subsidiaries acquired	(1 116)

Cash paid prior year acquisitions	639

Net Cash Flow impact from Acquisitions	40 021

Detail of assets acquired and liabilities assumed

Nestlé RUS
Provisional fair values	31/12/2015
Cash and cash equivalents	1 116
Trade receivables	830
Prepaid and other current assets	1 050
Inventories	470
Property, plant and equipment	5 609
Customer portfolio and Trademarks	10 153
Other intangible assets	81
Trade payables	(447)
Other current liabilities	(2 425)
Borrowings (2)	188
Other non-current liabilities	—
Deferred income tax liabilities	(1 941)

Total identifiable net assets	14 684

Goodwill	25 814

40 498

(1)	Based on a preliminary purchase price allocation conducted. The purchase price allocation is to be completed in first quarter 2016.
(2)	Borrowings are presented net of intercompany loan which was acquired as part of Nestlé Waters Direct Russia acquisition.

On 28 October 2015 the Company has signed an amendment to the SAPA with Nestlé Waters SAS in which the Long Stop Date for the NWDE Poland Closing is extended to 31 January 2016.

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

In 2014 acquired business contributed revenues of € 4’788 since the acquistion dates. If the acquisitions had occurred on 1 January 2014, the acquired businesses, for the period would have contributed revenues of € 40’983.

Details of net assets acquired and intangibles are as follows:

	Nestle NL	Nestle PT	Nestle Germany	Others	Total
Purchase consideration:	31/12/2014	31/12/2014	31/12/2014	31/12/2014	31/12/2014
Cash consideration	12 266	(1 881)	23 557	3 947	37 890

Total Purchase Consideration	12 266	(1 881)	23 557	3 947	37 890
Fair Value of Net Assets Acquired	(2 573)	1 976	(2 794)	(3 140)	(6 531)

Goodwill	9 693	96	20 763	808	31 359

The total fair values of the assets and liabilities in the acquiree’s financial statements are as follows:

31.12.2014
Purchase consideration settled in cash	43 469
Cash in Subsidiaries Acquired	(2 649)

Net Cash Flow impact from Acquisitions	40 820

	Nestle NL	Nestle PT	Nestle Germany	Others	Total
Provisional fair values	31/12/2014	31/12/2014	31/12/2014	31/12/2014	31/12/2014
Cash and cash equivalents	2 551	298	(200)	—	2 649
Trade receivables	771	2 035	2 189	99	5 094
Prepaid and other current assets	153	429	245	—	827
Inventories	65	261	233	45	604
Property, plant and equipment	328	4 155	2 315	167	6 965
Customer portfolio and Trademarks	2 300	270	6 700	3 333	12 603
Other intangible assets	—	—	—	—	—
Other non-current assets	—	—	—	—	—
Deferred income tax assets	—	—	—	—	—
Trade payables	(304)	(1 236)	(1 243)	—	(2 783)
Other current liabilities	(2 716)	(1 728)	(7 445)	(325)	(12 214)
Borrowings	—	(6 398)	—	—	(6 398)
Other non-current liabilities	—	—	—	—	—
Deferred income tax liabilities	(575)	(62)	—	—	(637)

Total identifiable net assets	2 573	(1 976)	2 794	3 319	6 710

Goodwill	9 693	96	20 763	808	31 359

	12 266	(1 881)	23 557	4 127	38 069

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

Since commencement of operations the Company acquired two businesses (See Note 1 - General information). If the acquisitions had occurred on 1 January 2013, the contributed consolidated revenues would have been € 284’301 and the net loss € 25’083.

Details of net assets acquired and intangibles are as follows:

	Eden	Kafevend	Total
Purchase consideration:	31/12/2013	31/12/2013	31/12/2013
Cash consideration	65 043	17 756	82 799

Total Purchase Consideration	65 043	17 756	82 799
Fair Value of Net Assets Acquired	29 692	(9 986)	19 706

Goodwill	94 735	7 770	102 505

The total fair values of the assets and liabilities in the acquiree’s financial statements are as follows:

31.12.2013
Purchase consideration settled in cash	82 799
Cash in Subsidiaries Acquired	(13 439)

Cash Outflow on Acquisition	69 360

	Eden	Kafevend	Total
Provisional fair values	31/12/2013	31/12/2013	31/12/2013
Cash and cash equivalents	11 497	1 942	13 439
Trade receivables*	59 320	3 144	62 464
Prepaid and other current assets	8 855	501	9 356
Inventories	11 887	555	12 442
Property, plant and equipment	64 263	2 696	66 959
Customer portfolio and Trademarks	72 122	6 953	79 075
Other intangible assets	4 241	95	4 336
Other non-current assets	744	—	744
Deferred income tax assets	13 875	—	13 875
Trade payables	(22 743)	(1 420)	(24 163)
Other current liabilities	(58 691)	(2 938)	(61 629)
Borrowings	(170 856)	—	(170 856)
Other non-current liabilities	(7 477)	—	(7 477)
Deferred income tax liabilities	(16 729)	(1 542)	(18 271)

Total identifiable net assets	(29 692)	9 986	(19 706)

Goodwill	94 735	7 770	102 505

	65 043	17 756	82 799

*	Total Gross Trade receivables amount to €71’329

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

30	Segment information

General

The chief operating decision maker of the Group (hereinafter - CODM). The CODM reviews internal reports of the Group to assess performance and for resource allocation. Group management identified operating segments based on those reports.

The CODM reviews the business activity based on geographical regions, and this serves management to assess performance of geographical regions and to allocate resources. European regions have been aggregated since they bear similar economic characteristics and are similar in the nature of products and production processes, types of customers and distribution methods

As of December 31, 2015, the CODM reviews the performance of operating segments in the year ended on that date based on measuring income before financing expenses, financing income, tax, depreciation, amortization, other expenses and income (loss) (operating EBITDA).

The Company has aggregated the European operating segments into one reportable segment, given the similarity in the Group’s products and their production process, customer types and distribution methods, as well as in long term profit margins.

Information related to geographical segments:

Period from January 1, 2015 through December 31, 2015

	Europe	Israel	Total
Segment income	261 698	94 118	355 816
Operating EBITDA	52 254	10 883	63 137
Capex	16 449	6 251	22 700

Period from January 1, 2014 through December 31, 2014

	Europe	Israel	Total
Segment income	197 323	85 821	283 144
Operating EBITDA	40 565	9 606	50 171
Capex	10 613	5 446	16 059

Period from October 1, 2013 through December 31, 2013

	Europe	Israel	Total
Segment income	41 278	20 306	61 584
Operating EBITDA	9 131	2 752	11 883
Capex	2 379	1 115	3 494

Period from January 1, 2013 through September 30, 2013

	Europe	Israel	Total
Segment income	133 622	65 773	199 395
Operating EBITDA	29 168	10 247	39 415
Capex	8 243	3 646	11 889

	Successor			Predecessor
	31.12.2015	31.12.2014	Period from October 1, 2013 through December 31, 2013	Period from January 1, 2013 through September 30, 2013

Operating EBITDA of reporting segments	63 137	50 171	11 883	39 415
Overhead expenses not allocated among segments	—	—	(1 116)	—
Depreciation and amortization	(34 667)	(26 391)	(5 838)	(15 981)
Impairment of goodwill	—	—	—	(17 046)
Other expenses - net	(21 940)	(16 711)	(11 750)	(4 402)

Operating income	6 530	7 069	(7 371)	1 986
Financing income	3 492	4 701	630	4 395
Financing expenses	(41 547)	(38 999)	(4 635)	(14 857)
Taxes on income	(72)	(2 818)	(1 670)	(4 774)

Net loss	(31 597)	(30 047)	(13 046)	(13 250)

The following is a breakdown of revenue from external customers of the Group’s products:

	Successor			Predecessor
	31.12.2015	31.12.2014	Period from October 1, 2013 through December 31, 2013	Period from January 1, 2013 through September 30, 2013

Water	285 411	221 492	52 540	171 419
Coffee	70 405	61 652	9 044	27 976

	355 816	283 144	61 584	199 395

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

31	Consolidated companies at 31 December 2015

Country	Entities	% of control

Cyprus	Valspar Investments Ltd.	100.0%

Denmark	Eden Springs (Denmark) AS	100.0%

Estonia	Eden Springs Estonia OÜ	100.0%

Finland	Eden Springs Finland OY	100.0%

France	Chateaud’eau SA	100.0%

Germany	Eden Springs (Deutschland) GmbH	100.0%
	Eden Springs Water & Coffee GmbH	100.0%

Greece	Eden Springs Hellas SA	100.0%

Israel	Mey Eden Ltd.	100.0%
	Mey Eden Bar - First Class Services Ltd.	100.0%
	Mey Eden Production (2007) Ltd.	100.0%
	Mey Eden Marketing (2000) Ltd.	100.0%
	Espresso Café - Italia Ltd.	100.0%
	Pauza Coffee Services Ltd.	96.0%
	Dispensing Coffee Club (IAI 2003) Ltd.	100.0%

Latvia	Eden Springs Latvia SIA	100.0%

Lithuania	UAB Eden Springs Lietuva	100.0%

Luxembourg	HorseLux Sàrl	100.0%

Netherlands	Eden Springs Nederland BV	100.0%
	Eden Springs Europe BV	100.0%
	Hydra Dutch Holdings 2 BV	100.0%

Norway	Eden Springs (Norway) AS	100.0%

Poland	Eden Springs Sp. Zo.o	100.0%
	Eden Dystrybucja sp. z o.o.	100.0%

Portugal	Eden Springs Portugal S.A.	100.0%

Russia	LLC Eden Springs	100.0%

Hydra Dutch Holdings 1 B.V.

Notes to the Consolidated Hydra Dutch Holdings 1 BV (Successor) and Eden Springs Group Combined (Predecessor) Financial Statements

in ‘000 €

Country	Entities	% of control

Spain	Eden Springs Espana SA	100.0%
	Eden Integracion S.L.U.	100.0%
	Eden Centro Especial de Empleo S.L.U.	100.0%

Sweden	Eden Springs Scandinavia AB	100.0%
	Eden Springs (Sweden) AB	100.0%
	Eden Springs Porla AB	100.0%

Switzerland	Eden Springs (Europe) SA	100.0%
	Eden Springs International SA	100.0%
	Eden Springs (Switzerland) SA	100.0%
	SEMD SA	100.0%

United Kingdom	Eden Springs UK Ltd	100.0%
	Kafevend Holdings Ltd.	100.0%